Filed Pursuant to Rule 424(b)(5)

Registration No. 333-239409

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

to Prospectus dated June 24, 2020.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

€                     % Senior Notes due 2027

€                     % Senior Notes due 2029

€                     % Senior Notes due 2032

€                     % Senior Notes due 2040

Takeda Pharmaceutical Company Limited, a joint stock corporation incorporated under the laws of Japan (“we” or “Takeda”), will issue the above-listed senior notes (collectively, the “Notes”) pursuant to a senior debt indenture, to be dated on or around    , 2020 (the “Indenture”). The senior fixed rate notes due    , 2027 (the “2027 notes”) will bear interest at the rate of    % per annum. The senior fixed rate notes due     , 2029 (the “2029 notes”) will bear interest at the rate of    % per annum. The senior fixed rate notes due    , 2032 (the “2032 notes”) will bear interest at the rate of    % per annum. The senior fixed rate notes due     , 2040 (the “2040 notes”) will bear interest at the rate of     % per annum. We will pay interest on the Notes annually in arrears on     of each year, beginning on    , 2021.

The Notes will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. We may redeem the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time prior to    , 2027 with respect to the 2027 notes,                , 2029 with respect to the 2029 notes,             , 2032 with respect to the 2032 notes or                , 2040 with respect to the 2040 notes, at the applicable make-whole prices determined in the manner described herein. We may also redeem some or all of the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time on or after    , 2027 with respect to the 2027 notes,    , 2029 with respect to the 2029 notes,             , 2032 with respect to the 2032 notes and    , 2040 with respect to the 2040 notes, at a price equal to 100% of the respective principal amounts being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Notes—Redemption—Optional Redemption.” In addition, we may, at our option, redeem a series of the Notes in whole, but not in part, upon the occurrence of certain changes in Japanese tax law. See “Description of Senior Debt Securities—Optional Tax Redemption” in the accompanying prospectus. The Notes will not otherwise be redeemable prior to the stated maturity and will not be subject to any sinking fund.

The Notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Each series of the Notes will be represented by one or more global notes deposited upon issuance with and registered in the name of a nominee of a common depositary of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”). Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositaries and their participants).

Application will be made to list the Notes on the New York Stock Exchange (“NYSE”).

Concurrently with the offering of the Notes, we are planning to offer $                aggregate principal senior notes in a number of series (collectively, the “USD Notes”). No USD Notes are being offered hereby. The offering of the USD Notes is expected to close on the same day as the offering of the Notes, but the closing of the offering of the Notes is not conditional upon the closing of the offering of the USD Notes. See “Prospectus Supplement Summary—The Offering—Concurrent USD Notes Offering.”

Investing in the Notes involves risks. You should carefully consider the risk factors set forth in “Item 3. Key Information—D. Risk Factors” of our most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) and in the “Risk Factors” section beginning on page S-8 of this prospectus supplement before making any decision to invest in the Notes.

	Per 2027 Note		Per 2029 Note		Per 2032 Note		Per 2040 Note	Total
Public offering price(1)		%		%		%		€
Underwriting discount(2)		%		%		%		€
Proceeds, before expenses, to us(1)		%		%		%		€

(1)	Plus accrued interest from , 2020, if settlement occurs after that date.
(2)	For additional underwriting compensation information, see “Underwriting (Conflicts of Interest).”

Neither the SEC nor any other regulatory body has approved or disapproved of the Notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes offered by this prospectus supplement and the accompanying prospectus are being offered by the underwriters, subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the underwriters and to certain further conditions. It is expected that delivery of the Notes will be made in book-entry form only, on or about    , 2020, through Euroclear and Clearstream.

Joint Lead Managers and Joint Bookrunners

BofA Securities	Morgan Stanley

Prospectus Supplement dated     , 2020.

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities they describe, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

S-i

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA, and are subject to the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended), or the Act on Special Taxation Measures. The Notes may not be offered or sold in Japan or to, or for the benefit of, any person resident in Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan) except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines of Japan. In addition, the Notes are not, as part of the initial distribution by the underwriters at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a Gross Recipient or to others for re-offering or resale, directly or indirectly, to, or for the benefit of, any person other than a Gross Recipient, except as specifically permitted under the Act on Special Taxation Measures. A Gross Recipient for this purpose is (i) a beneficial owner that is, for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the Notes as described in Article 6, Paragraph (4) of the Act on Special Taxation Measures, or a specially-related person of the issuer, (ii) a Japanese financial institution or a Japanese financial instruments business operator, designated in Article 3-2-2, Paragraph (29) of the Cabinet Order (Cabinet Order No. 43 of 1957, as amended), or the Cabinet Order, relating to the Act on Special Taxation Measures that will hold the Notes for its own proprietary account or (iii) any other excluded category of persons, corporations or other entities under the Act on Special Taxation Measures. BY SUBSCRIBING FOR THE NOTES, AN INVESTOR WILL BE DEEMED TO HAVE REPRESENTED THAT IT IS A GROSS RECIPIENT.

Interest payments on the Notes generally will be subject to Japanese withholding tax unless it is established that the Notes are held by or for the account of a beneficial owner that is (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer, or (ii) a Japanese financial institution or a Japanese financial instruments business operator designated in Article 3-2-2, Paragraph (29) of the Cabinet Order which complies with the requirement for tax exemption under Article 6, Paragraph (9) of the Act on Special Taxation Measures or (iii) a public corporation, a financial institution or a financial instruments business operator, etc. described in Article 3-3, Paragraph (6) of the Act on Special Taxation Measures which has received such payments through a payment handling agent in Japan as described in Paragraph (1) of said article and complies with the requirement for tax exemption under Paragraph (6) of said article.

Interest payments on the Notes to an individual resident of Japan, to a Japanese corporation not described in the preceding paragraph, or to an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer will be subject to deduction in respect of Japanese income tax at the time of such interest payments.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET—With respect to underwriters which are MiFID manufacturers, solely for the purposes of each such manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU, as amended (“MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

PROHIBITION OF SALES TO EEA AND U.K. RETAIL INVESTORS—The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (the “U.K.”). For these

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purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the U.K. may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO U.K. RETAIL INVESTORS—In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at qualified investors within the meaning of Article 2(e) of Regulation (EU 2017/1129) (the “Prospectus Regulation”) who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus supplement as “relevant persons”. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates are only available to, and will be engaged in with, relevant persons only.

SINGAPORE—Section 309B Notification—In connection with Section 309B of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined the classification of the Notes as prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Notes and also adds to, updates and changes information contained in the prospectus filed with the SEC dated June 24, 2020 and the documents incorporated by reference in this prospectus supplement. The second part is the above-mentioned prospectus, to which we refer as the “accompanying prospectus.” The accompanying prospectus contains a description of the senior debt securities and gives more general information, some of which may not apply to the Notes. If the description of the Notes in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

We have not, and the underwriters have not, authorized any other person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. We are not making, nor are the underwriters making, an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, including any information incorporated by reference herein or therein, is accurate as of any date other than its respective date.

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Our business, financial condition, results of operations and prospects may have changed since those respective dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein (including our annual report on Form 20-F for the fiscal year ended March 31, 2020 filed with the SEC on June 24, 2020) and therein contain in a number of places forward-looking statements regarding our intent, belief, targets or current expectations of our management with respect to our financial condition and future results of operations. These statements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). In many cases, but not all, we use such words as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “probability,” “project,” “risk,” “seek,” “should,” “target,” “will” and similar expressions in relation to us or our management to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions, including the risk factors described in this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those we currently anticipate.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—D. Risk Factors” of our most recent annual report on Form 20-F and in the “Risk Factors” section of this prospectus supplement. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein, and you should not consider these to be a complete set of all potential risks or uncertainties.

The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the dates on which such statements were made. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein or therein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

In this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein, “Takeda,” the “Company,” “we,” “us,” and “our” refer to Takeda Pharmaceutical Company Limited and, unless the context indicates otherwise, its consolidated subsidiaries. We use the word “you” to refer to prospective investors in the Notes and the word “holder,” “Noteholder” or “Noteholders” to refer to the holders of the Notes. “Shire” refers to Shire plc (or, following its re-registration as a private company under the law of Jersey on May 31, 2019, Shire Limited) and, unless the context indicates otherwise, will include Shire’s consolidated subsidiaries.

Our consolidated financial statements are prepared on an annual and quarterly basis in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The term IFRS also includes International Accounting Standards (“IAS”) and the related interpretations of the committees (Standard Interpretations Committee and International Financial Reporting Interpretations Committee). Unless otherwise stated or otherwise required by the context, all amounts in our financial statements are denominated in yen, the legal tender of Japan. The consolidated financial statements of Shire are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Therefore, our results of operations are not directly comparable with those of Shire.

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Unless otherwise specified, our financial information contained or incorporated by reference herein or in the accompanying prospectus is presented in accordance with IFRS, as specified herein or in the relevant document being incorporated by reference. See “Where You Can Find More Information—Incorporation by Reference” for a list of documents being incorporated by reference herein.

When we refer to “yen” or “¥”, we mean Japanese yen. When we refer to “$”, we mean U.S. dollars. When we refer to “EUR” or “€”, we mean euros. In this prospectus supplement and the accompanying prospectus, yen figures and percentages have been rounded to the figures shown, unless otherwise specified. In tables and graphs with rounded figures, sums may not add up due to rounding.

Our fiscal year end is March 31. References to years not specified as being fiscal years are to calendar years. In this prospectus supplement, all of our financial information is presented on a consolidated basis, unless we state otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

We are a joint stock corporation incorporated under the laws of Japan. We are a global, values-based, research and development driven biopharmaceutical company with operations in approximately 80 countries. We bring highly innovative, life changing medicines to patients across the globe, with prescription drugs marketed directly or through our partners in approximately 100 countries worldwide.

See “Item 4.B. Information on the Company—Business Overview” in our annual report for the fiscal year ended March 31, 2020 on Form 20-F, which is incorporated herein by reference.

Since our acquisition of Shire in January 2019, we are now operating as “One Takeda,” with our five key business areas of GI, Rare Diseases, Plasma Derived Therapies, Oncology and Neuroscience representing approximately 79% of revenue in the fiscal year ended March 31, 2020, and with a particular focus on our 14 Global Brands, which we have positioned as drivers of our business in the mid-term. We have achieved significant cost synergies mainly by streamlining selling, general and administrative expenses and as a result of the favorable impact of our ongoing organization-wide cost savings efforts, reaching a run rate of $1.1 billion per annum as of March 31, 2020 and with a target of $2.3 billion per annum by March 31, 2022, an increase of $0.3 billion per annum compared to our original target. We expect approximately 62% of these targeted cost synergies to be attributable to selling, general and administrative expenses, approximately 29% to research and development and 10% to manufacturing and supply. In order to reach our synergy target, we expect to incur one-time cash integration costs totaling $3.0 billion, of which we have already incurred $1.85 billion in the two fiscal years ended March 31, 2020.

By staying focused on a disciplined financial management policy, we intend to maintain our investment grade rating and aim to achieve a target Net Debt to Adjusted EBITDA ratio of 2x between the fiscal years ending March 31, 2022 and March 31, 2024, having already accelerated the deleveraging process to achieve a Net Debt to Adjusted EBITDA ratio of 3.8x as of March 31, 2020. Net Debt and Adjusted EBITDA are measures not prepared in accordance with IFRS. For definitions and a detailed description of these measures, including the limitations thereof, see “Selected Financial and Other Information—Certain Non-IFRS Performance Measures of Takeda.” In particular, in order to obtain additional cash flow to accelerate the repayment of indebtedness, we have announced divestitures of non-core assets worth up to approximately $8.0 billion since April 2019 and plan to continue to divest businesses and assets that are not core to our operations until we achieve a target of approximately $10 billion, in addition to continued sales of real estate and marketable securities, with a target of approximately $700 million in the fiscal year ending March 31, 2021. By continuing to implement these initiatives, we plan to achieve additional cost savings and create leaner and more efficient operations.

In the face of the COVID-19 pandemic, we have taken swift action to safeguard our employees, implementing remote work arrangements where possible, improving safety measures for on-site employees, cancelling non-essential business travel and discouraging large gatherings. We are also closely monitoring business continuity, managing supply chains through inventory management and securing alternate supplies where feasible. New studies and enrollment of new patients in existing studies have been temporarily halted (with the exception of the CoVIg-19 hyperimmune globulin therapy we are developing with an alliance of companies in the plasma-derived therapies field), while we work to minimize disruptions to ongoing studies, with the goal of resuming research and development as quickly as circumstances reasonably allow. Although the impact on demand has been limited to date in light of our highly specialized business, if needed, we have ample liquidity, represented by our undrawn ¥700 billion committed line of credit, ¥637.6 billion of cash and cash equivalents as of March 31, 2020, ¥230 billion of undrawn bank facilities and access to commercial paper markets, as well as our ability to defer capital expenditures or sell additional marketable securities or real estate if needed.

The address of our registered head office is 1-1 Nihonbashi Honcho 2-chome, Chuo-ku, Tokyo 103-8668, Japan. Our telephone number is +81-3-3278-2306, and our internet site is http://www.takeda.com.

Our expectations described above are forward-looking statements based on our assumptions and beliefs as of the date of this prospectus supplement and are subject to the qualifications set forth under “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may vary due to factors such as those discussed under “Item 3. Key Information—D. Risk Factors” of our most recent annual report on Form 20-F filed with the SEC and in the “Risk Factors” section beginning on page S-13 of this prospectus supplement or unanticipated events and circumstances.

THE OFFERING

Issuer	Takeda Pharmaceutical Company Limited

Notes offered	€ aggregate principal amount of senior notes due , 2027.

€ aggregate principal amount of senior notes due , 2029.

€ aggregate principal amount of senior notes due , 2032.

€ aggregate principal amount of senior notes due , 2040.

The Notes will be issued only in fully registered form, without coupons.

Offering price	For the 2027 notes, % of the principal amount plus accrued interest, if any, from , 2020.

For the 2029 notes, % of the principal amount plus accrued interest, if any, from , 2020.

For the 2032 notes, % of the principal amount plus accrued interest, if any, from , 2020.

For the 2040 notes, % of the principal amount plus accrued interest, if any, from , 2020.

Maturity	The 2027 notes will mature on , 2027.

The 2029 notes will mature on , 2029.

The 2032 notes will mature on , 2032.

The 2040 notes will mature on , 2040.

Status of the Notes/Ranking	Each series of the Notes will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

Minimum denomination	Each series of the Notes will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. No Notes will be sold in the offering to any purchaser unless the purchaser purchases at least €100,000 in principal amount of a series of the Notes.

Payments of principal and interest on the Notes	Interest on the 2027 notes will accrue at the rate of % per annum; interest on the 2029 notes will accrue at the rate of % per annum; interest on the 2032 notes will accrue at the rate of % per annum; interest on the 2040 notes will accrue at the rate of % per annum.

We will pay interest on the Notes annually in arrears on                 of each year, beginning on                , 2021. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from                , 2020, if no interest has been paid on the Notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association).

If any date for payment of principal or interest (or additional amounts, if any) falls on a day that is not a business day (as defined in “Description of the Notes”), then payment of principal or interest (or additional amounts, if any) need not be made on such date but may be made on the next succeeding business day. Any payment made on such next succeeding business day shall have the same force and effect as if made on the due date, and no interest shall accrue with respect to such payment for the period after such date.

Optional redemption	We have the option to redeem the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time prior to , 2027 (the “2027 par call date”) with respect to the 2027 notes, , 2029 (the “2029 par call date”) with respect to the 2029 notes, , 2032 (the “2032 par call date”) with respect to the 2032 notes or , 2040 (the “2040 par call date”) with respect to the 2040 notes, in each case upon giving not less than 30 nor more than 60 days’ notice of redemption to the trustee and the holders.

The redemption price for the Notes to be redeemed will be equal to the greater of:

(i) 100% of the principal amount of the Notes being redeemed; or

(ii) the sum of the present values of the principal and the remaining scheduled payments of interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) that would be due if such Notes were redeemed on the applicable par call date, in each case discounted to the date of redemption on an annual basis at the Comparable Government Bond Rate plus basis points in the case of the 2027 notes, basis points in the case of the 2029 notes, basis points in the case of the 2032 notes and basis points in the case of the 2040 notes;

plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed up to, but excluding, the date of redemption.

We also have the option to redeem the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time on or after the 2027 par call date with respect to the 2027 notes, the 2029 par call date with respect to the 2029 notes, the 2032 par call date with respect to the 2032 notes and the 2040 par call date with respect to the 2040 notes, in each case upon giving not less than 30 days nor more than 60 days’ notice of redemption to the trustee and the holders, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption. See “Description of the Notes—Redemption—Optional Redemption.”

Optional tax redemption	Each series of the Notes may be redeemed at any time, at our option and sole discretion, in whole, but not in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the relevant series of the Notes together with interest accrued to the date fixed for redemption and any additional amounts thereon, if Takeda Pharmaceutical Company Limited has been or will be obliged to pay any additional amounts with respect to the Notes of such series as a result of certain changes in Japanese tax law as described under “Description of Senior Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus.

No notice of redemption shall be given sooner than 90 days prior to the earliest date on which Takeda Pharmaceutical Company Limited would actually be obliged to pay such additional amounts on payment with respect to the Notes. See “Description of Senior Debt Securities—Optional Tax Redemption” in the accompanying prospectus.

Additional amounts	All payments of principal and interest in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein, having power to tax, unless such withholding or deduction is required by law or by the authority. In such event, subject to certain exceptions, we shall pay such additional amounts as will result in the receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required. See “Description of Senior Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus.

Covenants	The Indenture contains restrictions on our ability to incur liens and merge or transfer assets. For a more complete description, see “Description of Senior Debt Securities—Merger, Consolidation, Sale or Disposition” and “Description of Senior Debt Securities—Negative Pledge” in the accompanying prospectus.

Use of proceeds	We intend to use the net proceeds from the sales of the Notes, together with the net proceeds from the offering of the USD Notes, primarily to prepay borrowings under the syndicated term loan incurred in connection with the acquisition of Shire plc in 2019, and other outstanding borrowings that we may decide to repay prior to their maturities. Any remaining proceeds will be used for general corporate purposes or to prepay other indebtedness. See “Use of Proceeds.”

Settlement

Each series of the Notes will be issued in fully registered form without coupons (the “Global Notes”). The Global Notes representing the total aggregate principal amount of the Notes will be deposited upon issuance with, and registered in the name of a nominee of, a common depositary of Euroclear and Clearstream for the accounts of their respective account holders. Beneficial interests in the Global

Notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositaries and their participants. The sole holder of the Notes represented by a Global Note will be Euroclear, Clearstream or a nominee thereof (or a successor of Euroclear, Clearstream or a nominee thereof), and voting and other consensual rights of holders of the Notes will be exercisable by beneficial holders of the Notes only indirectly through the rules and procedures of the depositaries from time to time in effect. Certificated notes will only be issued in limited circumstances. See “Description of Senior Debt Securities—Form, Book-entry and Transfer—Global Securities” in the accompanying prospectus.

Security codes	The 2027 notes:

CUSIP:

ISIN:

Common Code:

The 2029 notes:

CUSIP:

ISIN:

Common Code:

The 2032 notes:

CUSIP:

ISIN:

Common Code:

The 2040 notes:

CUSIP:

ISIN:

Common Code:

Governing law	The Indenture and the Notes will be governed by and construed in accordance with, the laws of the State of New York.

Listing	Application will be made to list the Notes on the NYSE.

Trustee	The Bank of New York Mellon

London Paying Agent	The Bank of New York Mellon, London Branch

Luxembourg Registrar	The Bank of New York Mellon SA/NV, Luxembourg Branch

Delivery of the Notes	Delivery of the Notes is expected on or about , 2020.

Concurrent USD Notes offering	Concurrently with the offering of the Notes, we are planning to offer $ aggregate principal senior notes in the following series (collectively, the “USD Notes”).

•	$ aggregate principal amount of senior notes due , 2030

•	$ aggregate principal amount of senior notes due , 2040

•	$ aggregate principal amount of senior notes due , 2050

•	$ aggregate principal amount of senior notes due , 2060

No USD Notes are being offered hereby. The offering of the USD Notes is expected to close on the same day as the offering of the Notes, but the closing of the offering of the Notes is not conditional upon the closing of the offering of the USD Notes.

Conflicts of interest	Affiliates of certain underwriters as well as MUFG Bank, Ltd. will receive at least 5% of the net offering proceeds in connection with the prepayment of borrowings under the syndicated term loan incurred in connection with the acquisition of Shire. Accordingly, this offering is made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA Rule 5121”). Because the Notes offered hereby have an investment grade rating, the appointment of a qualified independent underwriter will not be necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

RISK FACTORS

Investing in the Notes involves risks. You should consider carefully the risks relating to the Notes described below, as well as the other information presented in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before you decide whether to invest in the Notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the Notes offered could decline, in which case you may lose all or part of your investment. The following does not describe all the risks of an investment in the Notes. Prospective investors should consult their own financial and legal advisers about risks associated with investment in a particular series of Notes and the suitability of investing in the Notes in light of their particular circumstances.

This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below, elsewhere in this prospectus supplement and in “Item 3. Key Information—D. Risk Factors” of our most recent annual report on Form 20-F, which is incorporated herein by reference.

Risks Relating to Our Business

For information on risks relating to our business, see “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F and similar information in any other documents incorporated by reference herein.

Risks Relating to the Notes

The Notes are unsecured obligations.

Because the Notes are unsecured obligations, their repayment may be compromised if:

•	we enter into bankruptcy, liquidation, rehabilitation or other winding-up proceedings;

•	we default in payment under our secured indebtedness or other unsecured indebtedness; or

•	any of our indebtedness is accelerated.

If any of these events occurs, our assets may not be sufficient to pay amounts due on the Notes.

The Notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries.

The Notes will be our direct, unsecured and unsubordinated liabilities. The Notes will be structurally subordinated to the liabilities of our subsidiaries. Holders of the Notes will only be entitled to assert a claim as a creditor of Takeda Pharmaceutical Company Limited that is to be paid out of Takeda Pharmaceutical Company Limited’s assets. Moreover, Takeda Pharmaceutical Company Limited currently guarantees $10.3 billion aggregate principal amount of notes issued by our subsidiaries, and may in the future provide additional guarantees over indebtedness of current or future subsidiaries. To the extent that Takeda Pharmaceutical Company Limited now or in the future provide guarantees over the liabilities of our current or future subsidiaries, claims against such guarantees may rank pari passu with the Notes, depending on the terms of such guarantees.

The Indenture and the Notes contain only very limited restrictions on our ability to pledge, dispose or securitize our assets, pay dividends, incur indebtedness or issue or repurchase securities and provide holders with limited protection in the event of a change in control.

The Indenture and the Notes do not contain any financial covenants and contain only very limited restrictions on our ability to pledge assets to secure other indebtedness, to securitize our loan assets, or sell or otherwise dispose of substantially all of our assets, our ability to pay dividends on our shares of common stock, our ability to incur unsecured indebtedness or our ability to issue new securities or repurchase our outstanding securities. These or other actions by us could adversely affect our ability to pay amounts due on the Notes. In addition, the Indenture and the Notes do not contain any covenants or other provisions that afford more than limited protection to holders of the Notes in the event of a change in control.

We may redeem the Notes prior to maturity.

We may redeem the Notes of a series, in whole but not in part, at our option prior to the final maturity date, subject to the conditions described under “Description of the Notes—Redemption—Optional Redemption.” In the case of such discretionary optional redemptions, if made after the par call date for the relevant series of Notes, we will not be required to pay any premium or other make-whole payments on the Notes being redeemed. Moreover, upon the occurrence of certain changes in tax law, we will be permitted to redeem the Notes at par. See “Description of the Notes—Redemption—Optional Tax Redemption.” If the Notes were redeemed prior to the final maturity date, holders may not be able to reinvest the money received upon such redemption at the same rate of return as the Notes.

The ratings of the Notes could be lowered and this could have an adverse effect on the price and liquidity of the Notes.

We intend to apply for credit ratings for the Notes. In addition, other rating agencies may assign credit ratings to the Notes without solicitation from or provision of information by us. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but reflect only the view of each rating agency at the time the rating is issued. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. A downgrade or potential downgrade in our credit ratings or the assignment of new ratings that are lower than existing ratings could reduce the population of potential investors in the Notes and adversely affect the price and liquidity of the Notes. A rating is based upon information furnished by us or obtained by the rating agency from its own sources and is subject to revision, suspension or withdrawal by the rating agency at any time. We have no obligation to inform holders of the Notes of any such revision, suspension or withdrawal.

The market for the Notes may have limited liquidity.

The Notes are a new issuance of securities for which no public trading market currently exists. Although we plan to list the Notes on the New York Stock Exchange, there can be no assurance that any liquid markets for the Notes will ever develop or be maintained. The underwriters have informed us that they currently intend to make a market in each series of the Notes following this offering. However, they have no obligation to do so and may stop at any time. Furthermore, there can be no assurance as to the liquidity of any markets that may develop for the Notes or the prices at which you will be able to sell your Notes, if at all. Future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the Notes;

•	the market for similar securities; and

•	general economic conditions.

Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the Notes, the outstanding amount of the Notes and the level, direction and volatility of market interest rates generally.

USE OF PROCEEDS

We expect to receive a total of approximately €         million in net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sales of the Notes, together with the net proceeds from the offering of the USD Notes, primarily to prepay borrowings under the syndicated term loan incurred in connection with the acquisition of Shire plc in 2019, and other outstanding borrowings that we may decide to repay prior to their maturities. Any remaining proceeds will be used for general corporate purposes or to prepay other indebtedness. The borrowings under the syndicated term loans that we intend to prepay are subject to floating interest rates and have a maturity date of January 11, 2024. See also “Underwriting (Conflicts of Interest).”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness as of March 31, 2020 presented in accordance with IFRS, as adjusted to give effect to the offering of the Notes, the concurrent offering of USD Notes and the prepayment of borrowings under the syndicated term loan incurred in connection with the acquisition of Shire. No other refinancing of indebtedness has been reflected. You should read this table in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	As of March 31, 2020
	Actual	As Adjusted
	(billions of yen)
Short-term Debt:
Current portion of bonds and loans	¥586.8	¥

Long-term Debt:
Non-current portion of bonds and loans	4,506.5

USD Notes	—
Notes being offered hereby	—
Equity:
Share capital Authorized—3,500,000,000 shares; Issued—1,576,373,908 shares;	1,668.1		1,668.1
Share premium	1,680.3		1,680.3
Treasury shares	(87.5)		(87.5)
Retained earnings	1,370.0		1,370.0
Other components of equity	92.6		92.6

Equity attributable to owners of the company	4,723.5		4,723.5
Non-controlling interests	4.0		4.0

Total Equity	4,727.5		4,727.5

Total Capitalization and Indebtedness	¥9,234.0	¥

Except as disclosed above, there has been no material change in our consolidated capitalization and indebtedness since March 31, 2020.

SELECTED FINANCIAL AND OTHER INFORMATION

Selected Financial and Other Data of Takeda

The following table presents selected financial information as of and for the fiscal years ended March 31, 2016, 2017, 2018, 2019 and 2020, which is derived from our consolidated financial statements as of and for the same periods. These financial statements are prepared in accordance with IFRS.

The consolidated financial statements of Takeda Pharmaceutical Company Limited included in our most recent annual report on Form 20-F for the fiscal year ended March 31, 2020, which is incorporated herein by reference, have been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) by KPMG AZSA LLC, our independent registered public accounting firm.

You should read the selected consolidated financial information presented below together with the information included in “Item 5. Operating and Financial Review and Prospects” and the audited consolidated financial statements, including the notes thereto, in our most recent annual report on Form 20-F, which is incorporated herein by reference. The information presented below is qualified in its entirety by reference to that information.

	As of or for the fiscal year ended March 31,
	2016	2017	2018	2019	2020
	(billions of yen, except share and per share data and where designated as U.S. dollar)
Selected Statements of Profit or Loss Data:
Revenue	¥1,807.4	¥1,732.1	¥1,770.5	¥2,097.2	¥3,291.2
Cost of sales	(535.2)	(558.8)	(495.9)	(651.7)	(1,089.8)
Selling, general and administrative expenses	(650.8)	(619.1)	(628.1)	(717.6)	(964.7)
Research and development expenses	(335.8)	(312.3)	(325.4)	(368.3)	(492.4)
Amortization and impairment losses in intangible assets associated with products	(131.8)	(156.7)	(122.1)	(178.6)	(455.4)
Other operating income	21.3	143.5	169.4	159.9	60.2
Other operating expenses	(44.4)	(72.9)	(126.6)	(103.2)	(248.7)
Operating profit	130.8	155.9	241.8	237.7	100.4
Share of loss of investments accounted for using the equity method	(0.0)	(1.5)	(32.2)	(43.6)	(24.0)
Profit (loss) before tax	120.5	143.3	217.2	127.6	(60.8)
Net profit for the year	83.5	115.5	186.7	135.1	44.3
Net profit attributable to owners of the Company	80.2	114.9	186.9	135.2	44.2
Per share amounts
Basic earnings	¥102.26	¥147.15	¥239.35	¥140.61	¥28.41
Diluted earnings	101.71	146.26	237.56	139.82	28.25
Cash dividends	180.00	180.00	180.00	180.00	180.00
Cash dividends in U.S. dollars(1)	$1.60	$1.62	$1.69	$1.63	$1.67
Selected Statements of Financial Position Data:
Cash and cash equivalents	¥451.4	¥319.5	¥294.5	¥702.1	¥637.6
Total assets	3,824.1	4,346.8	4,106.5	13,792.8	12,821.1
Total bonds and loans	768.2	1,144.9	985.7	5,751.0	5,093.3
Total liabilities	1,812.9	2,397.8	2,089.1	8,606.8	8,093.6
Total equity	2,011.2	1,949.0	2,017.4	5,186.0	4,727.5

Note:

(1)

Calculated using the Japanese yen—U.S. dollar exchange rate as of March 31 of each respective year, based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

Selected Financial and Other Data of Shire

The following table presents certain selected consolidated financial data of Shire as of and for the periods indicated, which is derived from Shire’s consolidated financial statements as of and for the periods indicated. These financial statements were prepared in accordance with U.S. GAAP.

The consolidated financial statements of Shire incorporated by reference herein have been audited in accordance with auditing standards generally accepted in the United States of America by Deloitte LLP, which previously acted as Shire’s independent auditors. You should read the selected consolidated financial data presented below together with the information included in Shire’s audited consolidated financial statements, including the notes thereto, in our current report on Form 6-K submitted to the SEC on June 24, 2020, which is incorporated herein by reference.

Shire’s consolidated financial statements are prepared and presented in accordance with U.S. GAAP, which differ in certain significant respects from IFRS, under which our consolidated financial statements are prepared.

	As of or for the fiscal year ended December 31,
	2016	2017	2018(1)
	(millions of dollars)
Consolidated Statements of Operations:
Revenues:
Product sales	$10,885.8	$14,448.9	$15,017.2
Royalties and other revenues	510.8	711.7	472.8

Total revenues	11,396.6	15,160.6	15,490.0

Costs and expenses:
Cost of sales	3,816.5	4,700.8	4,739.2
Research and development	1,439.8	1,763.3	1,695.3
Selling, general and administrative	3,015.2	3,530.9	3,399.8
Amortization of acquired intangible assets	1,173.4	1,768.4	1,806.2
Integration and acquisition costs	883.9	894.5	585.1
Goodwill impairment charge	—	—	—
Reorganization costs	121.4	47.9	286.2
Gain on sale of Oncology and product rights	(16.5)	(0.4)	(266.6)

Total operating expenses	10,433.7	12,705.4	12,245.2

Operating income from continuing operations	962.9	2,455.2	3,244.8
Interest income	18.4	9.7	6.4
Interest expense	(469.6)	(578.9)	(482.6)
Other (expense) / income, net	(25.6)	7.4	(23.2)

Total other (expense) / income, net	(476.8)	(561.8)	(499.4)

Income from continuing operations before income taxes and equity in earnings / (losses) of equity method investees	486.1	1,893.4	2,745.4
Income taxes	126.1	2,357.6	(430.9)
Equity in earnings / (losses) of equity method investees, net of taxes	(8.7)	2.5	12.9

Income from continuing operations, net of taxes	603.5	4,253.5	2,327.4
(Loss) / gain from discontinued operations, net of taxes	(276.1)	18.0	—

Net income	$327.4	$4,271.5	$2,327.4

Selected Consolidated Balance Sheet Data:
Total current assets		$7,608.4	$8,525.7
Total assets		67,756.9	63,879.3
Total current liabilities		7,882.0	8,487.1
Long-term obligations(2)		18,950.3	13,339.9
Total liabilities		31,580.5	26,123.3
Total equity		36,176.4	37,756.0

Notes:

(1)

In order to help investors to better understand the results of operations of the businesses of Shire during the portion of the twelve-month period ended March 31, 2019 prior to January 8, 2019, the date of our acquisition of Shire (the “Pre-Acquisition Period”), we present below Shire’s results of operations for the nine months ended December 31, 2018, which were calculated by simple subtraction of Shire’s results of operations for the three months ended March 31, 2018 from Shire’s results of operations for the fiscal year ended December 31, 2018. Such information does not fully reflect the Pre-Acquisition Period in that it does not reflect the results of operations of Shire from January 1 to January 7, 2019.

(2)	Long-term obligations consists of long-term borrowings and capital leases and other non-current liabilities. Long-term deferred tax liabilities are not included in the long-term obligations balance.

	For the fiscal year ended December 31, 2018	For the three months ended March 31, 2018	For the nine months ended December 31, 2018
	(millions of dollars)
Consolidated Statements of Operations:
Revenues:
Product sales	$15,017.2	$3,637.1	$11,380.1
Royalties and other revenues	472.8	128.6	344.2

Total revenues	15,490.0	3,765.7	11,724.3

Costs and expenses:
Cost of sales	4,739.2	1,132.4	3,606.8
Research and development	1,695.3	405.2	1,290.1
Selling, general and administrative	3,399.8	804.8	2,595.0
Amortization of acquired intangible assets	1,806.2	484.0	1,322.2
Integration and acquisition costs	585.1	239.7	345.4
Reorganization costs	286.2	5.3	280.9
Gain on sale of Oncology and product rights	(266.6)	—	(266.6)

Total operating expenses	12,245.2	3,071.4	9,173.8

Operating income from continuing operations	3,244.8	694.3	2,550.5
Interest income	6.4	2.6	3.8
Interest expense	(482.6)	(127.0)	(355.6)
Other (expense) / income, net	(23.2)	23.2	(46.4)

Total other (expense) / income, net	(499.4)	(101.2)	(398.2)

Income from continuing operations before income taxes and equity in earnings / (losses) of equity method investees	2,745.4	593.1	2,152.3
Income taxes	(430.9)	(43.3)	(387.6)
Equity in earnings / (losses) of equity method investees, net of taxes	12.9	0.8	12.1

Income from continuing operations, net of taxes	2,327.4	550.6	1,776.8

Net income	$2,327.4	$550.6	$1,776.8

Certain Non-IFRS Performance Measures of Takeda

In addition to our financial results reported under IFRS, we also prepare and disclose EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Net Debt, which are measures not prepared in accordance with IFRS, or “Non-IFRS Measures.” We strongly encourage investors to review our historical financial statements in their entirety and to use measures presented in accordance with IFRS as the primary means of evaluating our performance, value and prospects for the future, and to use the Non-IFRS Measures presented herein as supplemental measures. For each Non-IFRS Measure presented below, we have also identified the most directly comparable measure or measures presented in accordance with IFRS and presented a reconciliation to such measure or measures.

EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA because we believe that these measures are useful to investors as similar performance measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is also used by our management to evaluate the performance of our business, particularly as it relates to our leverage and indebtedness, and we believe that Adjusted EBITDA is helpful to investors in identifying trends in our business that could otherwise be obscured by certain items unrelated to ongoing operations because they are highly variable, difficult to predict, may substantially impact our results of operations and may limit the ability to evaluate our performance from one period to another on a consistent basis.

We define EBITDA as net profit before income tax expenses, depreciation and amortization and net interest expense. We define Adjusted EBITDA as EBITDA further adjusted to exclude (reversal of) impairment losses, other operating expenses and income (excluding depreciation and amortization), finance expenses and income (excluding net interest expense), our share of loss (gain) from investments accounted for under the equity method and other items that management believes are unrelated to our core operations such as purchase accounting effects and transaction related costs.

The usefulness of EBITDA and Adjusted EBITDA to investors has significant limitations including, but not limited to, (i) they may not be comparable to the Non-GAAP EBITDA of Shire presented below or similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all items which investors may consider to be unrelated to our long-term operations, such as the results of businesses divested during a period, which could increase or decrease these measures. EBITDA and Adjusted EBITDA should not be considered in isolation and are not, and should not be viewed as, substitutes for operating income, net profit for the year or any other measure of performance presented in accordance with IFRS.

The most directly comparable measure under IFRS for EBITDA and Adjusted EBITDA is net profit. The following table provides a reconciliation from net profit to EBITDA and Adjusted EBITDA for the fiscal years ended March 31, 2019 and 2020:

	For the fiscal year ended March 31,
	2019	2020
	(billions of yen)
Net profit for the year	¥135.1	¥44.3
Income tax benefits	(7.5)	(105.0)
Depreciation and amortization	247.7	583.6
Interest expense, net	41.6	137.8

EBITDA	¥416.9	¥660.7
Impairment losses	10.1	101.9
Other operating expense (income), net, excluding depreciation and amortization and other miscellaneous non-cash expenses	(58.6)	124.1
Finance expense (income), net, excluding interest income and expense, net	24.9	(0.6)
Share of loss on investments accounted for under the equity method	43.6	24.0
Other adjustments
Impact on profit related to fair value step up of inventory in Shire acquisition	74.2	191.0
Transaction costs related to the acquisition of Shire	23.8	5.3
Other costs(1)	1.6	19.5

Adjusted EBITDA	¥536.4	¥1,125.9

Note:

(1)	Includes adjustments for non-cash equity-based compensation expense, non-recurring wind-down costs related to pipeline de-prioritization after Shire acquisition and EBITDA for divested products.

Free Cash Flow and Adjusted Free Cash Flow

We present Free Cash Flow and Adjusted Free Cash Flow because we believe that these measures are useful to investors as similar measures of liquidity are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted Free Cash Flow is also used by our management to evaluate our liquidity and our cash flows, particularly as they relate to our ability to meet our liquidity requirements and to support our capital allocation policies. We also believe that Adjusted Free Cash Flow is helpful to investors in understanding how our strategic divestitures of non-core businesses and of portions of our investment portfolio contribute to the cash flows and liquidity available to us.

We define Free Cash Flow as cash flows from operating activities, excluding acquisition of plant, property and equipment, and including proceeds from sales of plant, property and equipment. We define Adjusted Free Cash Flow as Free Cash Flow as further adjusted to exclude the acquisition of intangible assets and the acquisition of investments, and to include the proceeds from sales and redemption of investments and proceeds from sales of business, net of cash and cash equivalents divested.

The usefulness of Free Cash Flow and Adjusted Free Cash Flow to investors has significant limitations including, but not limited to, (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they do not reflect the effect of our current and future contractual and other commitments requiring the use or allocation of capital and (iii) the inclusion of proceeds from sales and redemption of investments and the proceeds from sales of business, net of cash and cash equivalents divested, although they reflect the execution of our current strategy of divesting non-core assets, do not reflect cash received from our core ongoing operations. Free Cash Flow and Adjusted Free Cash Flow should not be considered in isolation and are not, and should not be viewed as, substitutes for cash flows from operating activities or any other measure of liquidity presented in accordance with IFRS.

The most directly comparable measure under IFRS for Free Cash Flow and Adjusted Free Cash Flow is net cash from operating activities. The following table provides a reconciliation from net cash from operating activities to Free Cash Flow and Adjusted Free Cash Flow for the fiscal year ended March 31, 2020:

For the fiscal year ended March 31, 2020
(billions of yen)
Net cash from operating activities	¥669.8
Acquisition of PP&E	(127.1)
Proceeds from sales of PP&E	12.6

Free Cash Flow	¥555.3
Acquisition of intangible assets	(90.6)
Acquisition of investments	(7.6)
Proceeds from sales and redemption of investments	49.4
Proceeds from sales of business, net of cash and cash equivalents divested	461.5

Adjusted Free Cash Flow	¥968.0

Net Debt

We present Net Debt because we believe that it is useful to investors in that our management uses it to monitor and evaluate our indebtedness, net of cash and cash equivalents, and, in conjunction with Adjusted EBITDA, to monitor our leverage. We also believe that similar measures of indebtedness are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

We define Net Debt first by calculating the sum of the current and non-current portions of bonds and loans as shown on our consolidated statement of financial position, which is then adjusted to reflect (i) the use of period-average, rather than period-end, exchange rates, which reflects the methodology for calculating our leverage ratios as contained in our term loans and revolving credit financing agreement, and which is the methodology which our management uses to monitor our leverage and (ii) a 50% equity credit applied to our aggregate principal amount of ¥500.0 billion hybrid (subordinated) bonds issued in June 2019 by S&P Global Rating Japan in recognition of the equity-like features of those bonds pursuant to such agency’s ratings methodology. From this figure, we deduct cash and cash equivalents to calculate Net Debt.

The usefulness of Net Debt to investors has significant limitations including, but not limited to, (i) it may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) it does not reflect the amounts of interest payments to be paid on our indebtedness, (iii) it does not reflect any restrictions on our ability to prepay or redeem any of our indebtedness, (iv) it does not reflect any fees, costs or other expenses that we may incur in converting cash equivalents to cash, in converting cash from one currency into another or in moving cash within our consolidated group, (v) it applies to gross debt an adjustment for average foreign exchange rates which, although consistent with our financing agreements, does not reflect the actual rates at which we would be able to convert one currency into another and (vi) it reflects an equity credit due to the fact that the amounts of our subordinated bonds, although we believe it to be reasonable, do not affect the status of those instruments as indebtedness. Net Debt should not be considered in isolation and are not, and should not be viewed as, a substitute for bonds and loans or any other measure of indebtedness presented in accordance with IFRS.

The most directly comparable measures under IFRS for Net Debt is bonds and loans. The following table provides a reconciliation from bonds and loans to net debt as of March 31, 2019 and 2020:

	As of March 31,
	2019	2020
	(billions of yen)
Non-current portion of bonds and loans	¥4,766.0	¥4,506.5
Current portion of bonds and loans	984.9	586.8

Bonds and loans	¥5,751.0	¥5,093.3
Foreign exchange adjustment(1)	49.0	28.3
Application of equity credit	—	(250.0)
Cash and cash equivalents(2)	(702.1)	(637.6)

Net Debt	¥5,097.9	¥4,234.0

Notes:

(1)

Foreign exchange adjustment refers to change from month-end rate to average rate used for calculation of debt denominated in currency other than Japanese yen to match the calculation of Adjusted EBITDA.

(2)	Includes short-term investments which mature or become due within one year from the reporting date.

Non-GAAP EBITDA of Shire

In addition to its financial results prepared under U.S. GAAP, Shire also reported Non-GAAP EBITDA, which is a measure not prepared in accordance with U.S. GAAP. Shire’s management historically used Non-GAAP EBITDA to make operating decisions as they believed that it facilitated additional internal comparisons of Shire’s performance to historical results and to competitors’ results, and the measure was provided to investors as a supplement to Shire’s reported results to provide additional insight into Shire’s operating performance, particularly in evaluating performance from one period to another. In order to help investors to better understand the results of operations of the businesses of Shire during the Pre-Acquisition Period, we present below Shire’s Non-GAAP EBITDA for the nine months ended December 31, 2018, which is calculated by simple subtraction of Shire’s Non-GAAP EBITDA for the three months ended March 31, 2018 from Shire’s Non-GAAP EBITDA for the fiscal year ended December 31, 2018. Such information does not fully reflect the Pre-Acquisition Period in that it does not reflect the results of operations of Shire from January 1 to January 7, 2019.

In calculating Non-GAAP EBITDA, Shire deducted or added the following items back to U.S. GAAP net income to arrive at U.S. GAAP operating income: gain or loss from discontinued operations (net of taxes), equity in earnings/losses of equity method investees (net of taxes), income taxes and other expense, net. Then, from U.S. GAAP operating income, the following items were excluded: expense related to the unwind of inventory fair value adjustments, inventory write down related to the closure of a facility, program wind-down and one-time employee related costs, amortization and impairment of acquired intangible assets, costs incurred for acquisitions, integrations and divestments, revenue from upfront license fees, costs related to license arrangements, costs for reorganizations, costs for legal settlements and related litigation costs, gain on sale of Oncology and product rights and depreciation.

The usefulness of Shire’s Non-GAAP EBITDA to investors has significant limitations including, but not limited to, (i) it may not be comparable to our Adjusted EBITDA or similarly titled measures used by other companies, (ii) Non-GAAP EBITDA has no standardized meaning prescribed by U.S. GAAP and (iii) it provides a view of Shire’s financial performance without including all of the factors that were actually present during a period. Non-GAAP EBITDA should not be considered in isolation and is not, and should not be viewed as, a substitute for operating income from continuing operations, net income or any other measure of performance presented in accordance with U.S. GAAP.

The most directly comparable measure under U.S. GAAP for Non-GAAP EBITDA is U.S. GAAP net income. The following table reconciles Shire’s U.S. GAAP net income to Non-GAAP EBITDA for the periods shown:

	For the fiscal year ended December 31, 2018	For the three months ended March 31, 2018	For the nine months ended December 31, 2018
	(millions of dollars)
U.S. GAAP Net income	$2,327.4	$550.6	$1,776.8
(Deduct) / add back:
Loss / (gain) from discontinued operations net of tax	—	—	—
Equity in losses / (earnings) of equity method investees, net of taxes	(12.9)	(0.8)	(12.1)
Income taxes	430.9	43.3	387.6
Other expense, net	499.4	101.2	398.2

U.S. GAAP Operating income from continuing operations	3,244.8	694.3	2,550.5

Revenue from upfront license fees	(7.5)	—	(7.5)
Expense related to the unwind of inventory fair value adjustments	42.8	33.5	9.3
Program wind-down and one-time employee related costs	9.7	—	9.7
Impairment of acquired intangible assets	30.0	—	30.0
Costs relating to license arrangements	16.8	10.0	6.8
Legal and litigation costs	155.2	—	155.2
Amortization of acquired intangible assets	1,806.2	484.0	1,322.2
Integration and acquisition costs	585.1	239.7	345.4
Reorganization costs	286.2	5.3	280.9
Gain on sale of Oncology and product rights	(266.6)	—	(266.6)
Depreciation	590.1	140.2	449.9

Non-GAAP EBITDA	$6,492.8	$1,607.0	$4,885.8

DESCRIPTION OF THE NOTES

The following description supplements and, to the extent it is inconsistent, replaces the general description of the debt securities and the Indenture contained in the accompanying prospectus under the caption “Description of Senior Debt Securities.” The following description of the Notes is a summary of the detailed provisions of the Notes and the Indenture described herein. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used therein. We urge you to read those documents in their entirety because they, and not this description, define the rights of holders of the Notes. Whenever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms are incorporated herein by reference. The forms of the Notes and the Indenture have been filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of those documents upon written request from the corporate trust office of the trustee located at 240 Greenwich Street, New York, New York 10286.

The Notes will be issued pursuant to an indenture to be dated on or around                  , 2020 between us and The Bank of New York Mellon, a banking corporation organized under the laws of New York, as trustee (the “Indenture”).

General

The Notes will be issued only in fully registered form without interest coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes will be represented by one or more registered notes in global form without coupons and in certain circumstances may be represented by notes in definitive form.

The Indenture and the Notes do not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including other senior indebtedness (other than as set forth below under “—Negative Pledge”), or the issuance or repurchase of our securities. The Indenture and the Notes do not contain any covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of us.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes should refer to the Indenture and the Trust Indenture Act for a statement thereof.

Status of the Notes

The Notes will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

Principal and Maturity

The initial aggregate principal amount of the 2027 notes is €             ; the initial aggregate principal amount of the 2029 notes is €             ; the initial aggregate principal amount of the 2032 notes is €             ; and the initial aggregate principal amount of the 2040 notes is €            . The 2027 notes will mature on                , 2027; the 2029 notes will mature on                , 2029; the 2032 notes will mature on                , 2032; and the 2040 notes will mature on             , 2040. Principal will be repaid at maturity at a price of 100% of the principal amount of the Notes. The Notes will not be redeemable prior to maturity, except as set forth below under “—Redemption,” and will not be subject to any sinking fund.

Interest

Interest on the 2027 notes will accrue at the rate of      % per annum; interest on the 2029 notes will accrue at the rate of     % per annum; interest on the 2032 notes will accrue at the rate of     % per annum; and interest on the 2040 notes will accrue at the rate of     % per annum. We will pay interest on the Notes annually in arrears on                 of each year (each an interest payment date), beginning on                , 2021. We will pay interest to the holders of record of the Notes on the day falling one                 clearing system business day prior to such interest payment date, as applicable. Interest on the Notes will be paid to but excluding the relevant interest payment date. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from                  , 2020, if no interest has been paid on the Notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association). We will compute interest by rounding the resultant figure to the nearest sub-unit, half of any such sub-unit being rounded upwards. Interest on the Notes will be calculated per €1,000 in principal amount of the Notes.

If any date for payment of principal or interest (or additional amounts, if any) falls on a day that is not a business day, then payment of principal or interest (or additional amounts, if any) need not be made on such date but may be made on the next succeeding business day. Any payment made on such next succeeding business day shall have the same force and effect as if made on the due date, and no interest shall accrue with respect to such payment for the period after such date.

A “business day” means both a day on which the TARGET2 System is open, and a day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in the City of New York, London or Tokyo.

Issuance in Euros

Initial holders of the Notes will be required to pay for the Notes in euros, and principal, premium, if any, and interest payments and additional amounts, if any, in respect of the Notes will be payable in euros.

If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted to U.S. dollars on the basis of the most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Indenture or the Notes. Neither the trustee nor the paying agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Listing

The Notes are a new issue of securities, and there is currently no established trading market. We intend to apply to list the Notes on the NYSE. We currently expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the Notes. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.

Additional Amounts

All payments of principal and interest in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law or by the authority. In such event, we shall pay, subject to certain exceptions, such additional amounts as will result in the receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required. For further information, see “Description of Senior Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus.

Redemption

Optional Redemption

We have the option to redeem the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time prior to     , 2027 (the “2027 par call date”) with respect to the 2027 notes,                 , 2029 (the “2029 par call date”) with respect to the 2029 notes,                 , 2032 (the “2032 par call date”) with respect to the 2032 notes and                 , 2040 (the “2040 par call date”) with respect to the 2040 notes, in each case upon giving not less than 30 nor more than 60 days’ notice of redemption to the trustee and the holders.

The redemption price for the Notes to be redeemed will be equal to the greater of:

(i)	100% of the principal amount of the Notes being redeemed; or

(ii)

the sum of the present values of the principal and the remaining scheduled payments of interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) that would be due if such Notes were redeemed on the applicable par call date, in each case discounted to the date of redemption on an annual basis at the Comparable Government Bond Rate plus                  basis points in the case of the 2027 notes,                 basis points in the case of the 2029 notes,                 basis points in the case of the 2032 notes and                 basis points in the case of the 2040 notes;

plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed up to, but excluding, the date of redemption.

We have the option to redeem the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time on or after the 2027 par call date with respect to the 2027 notes, the 2029 par call date with respect to the 2029 notes, the 2032 par call date with respect to the 2032 notes and the 2040 par call date with respect to the 2040 notes, in each case upon giving not less than 30 days nor more than 60 days’ notice of redemption to the trustee and the holders, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

The redemption prices for the applicable Notes will be calculated on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.

If less than all of the Notes are to be redeemed, the Notes shall be redeemed on a pro rata basis (or, in the case of Notes represented by global notes, in accordance with the procedures of Euroclear and/or Clearstream), based on the then outstanding principal amount of each Note, provided, however, that if any such pro-rated redemption would result in any Notes having an authorized principal amount of less than the minimum authorized denomination, all such Notes shall be redeemed in full prior to the redemption of any other Notes, except as may be provided in the form of note or in any indenture supplemental thereto. Unless the context otherwise requires, all provisions relating to the redemption of the Notes shall relate, in the case of any note redeemed or to be redeemed only in part, to the portion of the principal amount of such note which has been or is to be redeemed.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Government Bond Dealers appointed by us.

“Reference Government Bond Dealer” means each of Merrill Lynch International and Morgan Stanley & Co. International plc (or their respective affiliates that are Primary Government Bond Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a broker or dealer of, and/or market maker in, German government bonds (a “Primary Government Bond Dealer”), we will substitute therefor another Primary Government Bond Dealer.

Optional Tax Redemption

Each series of the Notes may be redeemed at any time, at our option and sole discretion, in whole, but not in part, at the principal amount of the Notes together with interest accrued to the date fixed for redemption and any additional amounts thereon, if we have been or will be obliged to pay any additional amounts with respect to such series as a result of certain changes in tax law, as described further under “Description of Senior Debt Securities—Optional Tax Redemption” in the accompanying prospectus.

Paying and Transfer Agent and Notes Registrar

The Bank of New York Mellon, London Branch will act as London paying agent and The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Luxembourg registrar for the Notes. We may change the paying agent, transfer agent or registrar without prior notice to the holders of the Notes, and we or any of our subsidiaries may act as paying agent, transfer agent or registrar.

Book-Entry Delivery and Form

General

The Notes will be issued in the form of one or more global certificates, fully registered form without interest coupons, each of which we refer to as a “global note.” Each such global note will be deposited with The Bank of New York Mellon, London Branch (the “Common Depositary”) and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to you for the Notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold beneficial interests in Notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg,

Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase Notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the Notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those Notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the Notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the Notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the Notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the Notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the Notes to the Common Depositary as the holder of the global notes. The trustee, the paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global notes for all purposes. Accordingly, the trustee, the paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the Notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the Notes. Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream and Euroclear have established their procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or change those procedures at any time. The registered holder of the Notes will be The Bank of New York Depository (Nominees) Limited, as nominee of the Common Depositary.

Initial Settlement

Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that Notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. None of the Notes may be held through, no trades of the Notes will be settled through, and no payments with respect to the Notes will be made through, The Depository Trust Company in the United States.

Secondary Market Trading

Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form.

It is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures, from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Certificated Notes

A beneficial interest in a global note may not be exchanged for a definitive note unless (i) the Common Depositary notifies us that it is unwilling or unable to continue as depositary for such global note or has ceased to be qualified to act as such as required by the Indenture, and we do not appoint a successor depositary within 90 days or (ii) there shall have occurred and be continuing an event of default with respect to the Notes. All definitive Notes issued in exchange for a global note or any portion thereof shall be registered in such names as the Common Depositary shall direct.

Clearance and Settlement

The Notes have been accepted for clearance through Euroclear and Clearstream.

TAXATION

Japanese Taxation

The following general description of certain aspects of Japanese taxation (limited to those regarding national taxes) is applicable to the Notes to be offered or sold outside Japan. It is not intended to constitute a complete analysis of all the tax consequences relating to the purchase, ownership and disposition of the Notes. Prospective purchasers should consult their own tax advisers as to the exact tax consequences of their particular situations.

Interest payments on the Notes to an individual resident of Japan or a Japanese corporation (except for (i) a Japanese financial institution or a Japanese financial instruments business operator designated by the Cabinet Order pursuant to Article 6, Paragraph (9) of the Act on Special Taxation Measures, which has complied with the requirement for tax exemption under that paragraph, and (ii) a public corporation, a financial institution or a financial instruments business operator, etc. described in Article 3-3, Paragraph (6) of the Act on Special Taxation Measures which receives interest payments on the Notes through a Japanese payment handling agent as described in Paragraph (1) of said article and which has complied with the requirement for tax exemption under that Paragraph (6) of said article), or an individual non-resident of Japan or a non-Japanese corporation who is a specially-related person of the issuer or fails to comply with procedures for establishing its eligibility for exemption from the imposition of Japanese income tax as described below, will be subject to withholding tax pursuant to the Income Tax Act of Japan (Act No. 33 of 1965, as amended) and other applicable tax laws, or collectively, the Income Tax Law, at a rate of 15.315% until December 31, 2037 and 15% thereafter on the amount of such interest.

Interest payments on the Notes to a Japanese corporation will be included in the recipient’s income that is subject to Japanese corporate tax (which includes surtax, if applicable) under the Corporate Tax Act of Japan (Act No. 34 of 1965, as amended) and other applicable Japanese tax law, or collectively, the Corporate Tax Law, provided that the amount of Japanese income tax (which includes surtax, if applicable) withheld under the Income Tax Law will generally be credited against the amount of Japanese corporate tax due. Interest payments on the Notes to an individual non-resident of Japan or a non-Japanese corporation that is a specially-related person of the issuer and has any kind of permanent establishment in Japan to which such interest is attributable will be included in the recipient’s income that is subject to Japanese income tax or corporate tax, as appropriate, payable other than by way of withholding tax, with any necessary adjustment pursuant to the Income Tax Law or the Corporate Tax Law, as appropriate, in consideration of the amount of the Japanese income tax withheld under the Income Tax Law.

Under the Act on Special Taxation Measures, payment of interest on the Notes outside Japan to a beneficial owner that is an individual non-resident of Japan or a non-Japanese corporation, other than a specially- related person of the issuer, will not be subject to Japanese withholding tax, provided that the beneficial owner complies with procedures for establishing its eligibility for exemption from the imposition of Japanese income tax, including withholding tax, pursuant to the Act on Special Taxation Measures, as summarized below:

(1) if the Notes are deposited with an agent which handles the interest payments on the Notes as defined in the Cabinet Order, or the payment handling agent, in accordance with the Cabinet Order, (A) the recipient of the interest provides such payment handling agent which holds the Notes in its custody, or the payment handling custodian, with information including, inter alia, its name and address, and proves to the payment handling custodian the correctness of such information by presenting certain documentary or other evidence to such payment handling custodian; (B) such payment handling custodian notifies us of the interest recipient information, or the Interest Recipient Information (providing, inter alia, (i) that all recipients are individual non-residents of Japan or non-Japanese corporations other than specially-related persons of the issuer (if applicable); or (ii) the amount of the interest payable to the recipients which are individual non-residents of Japan or non-Japanese corporations other than specially-related persons of the issuer), which is prepared by such payment handling custodian based on the information provided by the recipient, or (if the Notes are further sub-deposited with another payment handling agent including a clearing organization, or the sub-depositary, by such payment handling custodian) notifies us of the Interest Recipient Information through the sub-depositary, at the latest one day prior to the date on which such payment handling custodian receives from us the amount of the interest for the payment to the recipients; and (C) we prepare an interest recipient confirmation based upon Interest Recipient Information and submit it to the relevant Japanese tax authority; or

(2) if the Notes are held otherwise than through a payment handling custodian, upon each payment of interest on the Notes the recipient files a claim for exemption from taxation, or a Claim for Exemption from Taxation (providing, inter alia, the name and address of the recipient), with the relevant Japanese tax authority through us or (if payment of interest is made through the payment handling agent) through the payment handling agent and us.

If the recipient of interest on the Notes is an individual non-resident of Japan or a non-Japanese corporation other than a specially-related person of the issuer, failure by such individual non-resident of Japan or non-Japanese corporation to comply with the above requirements will result in the withholding of Japanese income tax. The above exemption from the withholding of Japanese income tax also applies to any Japanese financial institution or Japanese financial instruments business operator designated by Article 3-2-2, paragraph (29) of the Cabinet Order pursuant to Article 6, paragraph (9) of the Act on Special Taxation Measures, which receives the interest on the Notes otherwise than through the payment handling agent in Japan.

If the recipient of interest on the Notes is an individual non-resident of Japan or a non-Japanese corporation other than a specially-related person of the issuer that complies with the above requirements, and such recipient has a permanent establishment in Japan to which the receipt of interest is attributable, such interest will be subject to Japanese income tax or corporate tax, as appropriate, payable other than by way of withholding.

If the recipient of redemption gain (i.e., the difference between the acquisition price of the Notes and the amount received upon redemption of the Notes), if any, is an individual non-resident of Japan or a non-Japanese corporation other than a specially-related person of the issuer having no permanent establishment within Japan or having a permanent establishment within Japan but the receipt of such redemption gain is not attributable to such permanent establishment, no income tax or corporate tax is payable with respect to the redemption gain. If the receipt of such redemption gain is attributable to a permanent establishment in Japan of any such individual non-resident of Japan or non-Japanese corporation other than a specially-related person of the issuer, such redemption gain will be subject to Japanese income tax or corporate tax, as appropriate, payable other than by way of withholding. If the recipient of the redemption gain is an individual non-resident of Japan or a non-Japanese corporation that is a specially-related person of the issuer, income tax or corporate tax, as appropriate, other than by way of withholding, may be payable with respect to such redemption gain.

Gains derived from the sale of Notes outside Japan by an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan are, in general, not subject to Japanese income tax or corporate tax.

No stamp, issue, registration or similar taxes or duties are payable in Japan by holders of the Notes in connection with the issue of the Notes or a subsequent transfer of the Notes if such transfer takes place outside of Japan.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual, wherever resident, who has acquired the Notes from another individual as legatee, heir or donee.

Representation of Gross Recipient Status upon Initial Distribution

BY SUBSCRIBING FOR THE NOTES, AN INVESTOR WILL BE DEEMED TO HAVE REPRESENTED THAT IT IS A “GROSS RECIPIENT,” i.e., (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with us as described in Article 6, Paragraph (4) of the Act on Special Taxation Measures, (ii) a Japanese financial institution or a Japanese financial instruments business operator, designated in Article 3-2-2, Paragraph (29) of the Cabinet Order that will hold the Notes for its own proprietary account or (iii) any other excluded category of persons, corporations or other entities under the Act on Special Taxation Measures.

United States Taxation

This section describes the material United States federal income tax consequences of the ownership and disposition of the Notes we are offering. It applies to you only if you acquire Notes in this offering at their initial offering price and you hold your Notes as capital assets for United States federal income tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns Notes that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells Notes as part of a wash sale for tax purposes,

•	one of certain former citizens or residents of the United States, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase Notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, the income tax treaty between the United States and Japan, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your own tax advisor concerning the consequences of owning the Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— Non-United States Holders” below.

Payments of Interest

You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. For these purposes, the amount of interest taxable as ordinary income will include amounts, if any, withheld in respect of Japanese taxes and any additional amounts paid with respect thereto. Interest paid by the Company on the Notes and any additional amounts paid with respect to withholding tax on the Notes, including withholding tax on payments of such additional amounts, will generally be income from sources outside the United States and will generally be “passive” income for purposes of the rules regarding the foreign tax credit allowable to a United States holder. Any Japanese withholding tax on interest payments will not be eligible for a foreign tax credit to the extent that the withholding tax results from the failure to provide the information described above in “Japanese Taxation,” or to the extent the tax can be reduced under the income tax treaty between the United States and Japan (which generally provides for a complete exemption from Japanese taxes on interest payments to United States holders entitled to treaty benefits). The rules governing foreign tax credits are complex. United States holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive a payment of interest, including a payment attributable to accrued but unpaid interest upon the sale, redemption or retirement of your Note, you will recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to interest payments by using one of two methods. Under the first method, you would determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of the accrual period, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it would apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service (the “IRS”).

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale, redemption or retirement of your Note, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. Such income or loss is generally treated as United States source income or loss.

Purchase, Sale and Retirement of the Notes

Your tax basis in your Note will generally be its U.S. dollar cost, which would generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your Note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your Note would be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale, redemption, or retirement of your Note in an amount equal to the difference between the amount you realize on the sale, redemption, or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Note. If your Note is sold, retired or redeemed for an amount in euros, the amount you realize would be the U.S. dollar value of such amount on the date the Note is sold, retired or redeemed, except that in the case of a Note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, would determine the amount realized based on the U.S. dollar value of the euros on the settlement date of the sale, retirement or redemption. If you are an accrual basis taxpayer that does not make this election, upon receipt of a payment in euros, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate in effect on the date of the sale, retirement or redemption and the exchange rate in effect on the settlement date. Such income or loss is generally treated as United States source income or loss.

You will generally recognize United States source capital gain or loss on the sale, redemption or retirement of your Note, except to the extent such gain or loss is attributable to changes in exchange rates as described below. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale, retirement or redemption of a Note as ordinary income or loss to the extent attributable to changes in exchange rates. Such income or loss is generally treated as United States source income or loss. However, you take exchange gain or loss into account (with respect to both principal and accrued interest) only to the extent of the total gain or loss you realize on the transaction.

Exchange of Euros

If you receive euros as interest on your Note or on the sale, retirement or redemption of your Note, your tax basis in the euros would equal their U.S. dollar value on the date of receipt. If you purchase euros, you generally would have a tax basis equal to the U.S. dollar value of the euros on the date of your purchase. If you sell or dispose of euros, including if you use euros to purchase Notes or exchange them for U.S. dollars, any gain or loss recognized generally would be United States source ordinary income or loss.

Information with Respect to Foreign Financial Assets

A United States holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, a United States holder (or a Non-United States holder that holds the Notes in connection with a U.S. trade or business) that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Non-United States Holders

This subsection describes the tax consequences to a Non-United States holder. You are a Non-United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

An applicable income tax treaty may provide for tax treatment that differs from the treatment described below and Non-United States holders are urged to consult their tax advisors regarding the effects of any applicable tax treaty. If you are a United States holder, this subsection does not apply to you and you should refer to “—United States Holders” above.

Payments of Interest. Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-United States holder of a Note, interest on a Note paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•

derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale and Retirement of the Notes. If you are a Non-United States holder of a Note, you generally would not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally would apply to payments of principal and interest on a Note within the United States, and the payment of proceeds to you from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number and comply with applicable certification requirements or (in the case of interest payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Non-United States holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a Note effected at a United States office of a broker, as long as either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

Backup withholding is not an additional tax and you generally may credit any amount withheld against your United States federal income tax liability. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch International and Morgan Stanley & Co. International plc are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriters	Principal amount of the 2027 notes	Principal amount of the 2029 notes	Principal amount of the 2032 notes	Principal amount of the 2040 notes
Merrill Lynch International	€	€	€	€
Morgan Stanley & Co. International plc
Total	€	€	€	€

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their affiliates and controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount in the case of the 2027 notes,     % of the principal amount in the case of the 2029 notes,    % of the principal amount in the case of the 2032 notes and     % of the principal amount in the case of the 2040 notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The estimated expenses of the offering, not including the underwriting commissions, to be incurred in connection with the offer and sale of the Notes, are payable by us and include the following:

Securities and Exchange Commission registration fee	$
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Trustee fees and expenses
Miscellaneous
Total	$

We have agreed to reimburse the underwriters for certain expenses in connection with this offering. The underwriters have agreed to reimburse us for certain documented expenses incurred in connection with this offering.

New Issues of the Notes

The Notes are new issues of securities with no established trading market. Application will be made to list the Notes on the NYSE, although no assurance can be given that the Notes will be listed on the NYSE. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the Notes will be made to investors on or about             , 2020 (such settlement being referred to as “T+        ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder may be required, by virtue of the fact that the Notes initially settle in T+        , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

No Sale of Similar Securities

We have agreed, during a period of 30 days from the date of this document, without the prior written consent of the Representatives, not to, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position”, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement in respect of, any other euro-denominated debt securities or U.S. dollar-denominated debt securities of Takeda with a maturity greater than one year, or guarantee any euro-denominated debt securities or U.S. dollar-denominated debt securities with a maturity greater than one year issued by any of its subsidiaries, in each case except for the USD Notes.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Price Stabilization

In connection with this offering Morgan Stanley & Co. International plc (the “Stabilization Manager”) (or person(s) acting on behalf of the Stabilization Manager) may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there can be no assurances that the Stabilization Manager (or person(s) acting on behalf of the Stabilization Manager) will undertake any such stabilization action. Such stabilization action, if commenced, may begin on or after the date of adequate public disclosure of the final terms of the offer of the Notes and may be ended at any time, but it must end no later than the earlier of 30 calendar days after the issue date and 60 calendar days after the date of allotment of the Notes. Any stabilization action or over-allotment must be conducted by the

Stabilization Manager (or person(s) acting on behalf of the Stabilization Manager) in accordance with all applicable laws and rules.

Conflicts of Interest

Affiliates of certain underwriters, as well as MUFG Bank, Ltd. (a subsidiary of Mitsubishi UFJ Financial Group, Inc., which is an approximately 24% holder of the common stock of Morgan Stanley, the parent of Morgan Stanley & Co. LLC) will receive at least 5% of the net offering proceeds in connection with the prepayment of borrowings under the syndicated term loan incurred in connection with the acquisition of Shire. See “Use of Proceeds.” Accordingly, this offering is made in compliance with the requirements of FINRA Rule 5121. Because the Notes offered hereby have an investment grade rating, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of certain underwriters are agents and/or lenders under the syndicated term loan incurred in connection with the acquisition of Shire and will receive a portion of the net offering proceeds that are used to prepay such term loan.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

No action has been or will be taken by us that would permit a public offering of the Notes, or possession or distribution of this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, or any other offering or publicity material relating to the Notes in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, and any other offering or publicity material relating to the Notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Japan

The Notes have not been and will not be registered under the FIEA, and are subject to the Act on Special Taxation Measures. The Notes may not be offered or sold in Japan or to, or for the benefit of, any person resident in Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan) except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines of Japan. In addition, the Notes are not, as part of the initial distribution by the underwriters at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a Gross Recipient or to others for re-offering or resale, directly or indirectly, to, or for the benefit of, any person other than a Gross Recipient, except as specifically permitted under the Act on Special Taxation Measures. A Gross Recipient for this purpose is (i) a beneficial owner that is, for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer, (ii) a Japanese financial institution or a Japanese financial instruments business operator, designated in Article 3-2-2, Paragraph (29) of the Cabinet Order, relating to the Act on Special Taxation Measures that will hold the Notes for its own proprietary account or (iii) any other excluded category of persons, corporations or other entities under the Act on Special Taxation Measures.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are both accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Prohibition of Sales to EEA and U.K. Retail Investors

The Notes which are the subject of the offering contemplated by this document, as supplemented by any applicable supplement or pricing term sheet in relation thereto, may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the European Economic Area, or EEA, or in the United Kingdom.

For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b) a customer within the meaning of the Insurance Distribution Directive where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes have not been circulated or distributed and will not be circulated or distributed nor have any Notes been offered or sold or the Notes been caused to be made the subject of an invitation for subscription or purchase nor will the Notes be offered or sold caused to be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore (as modified or amended from time to time, the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulation 2018 of Singapore.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

EXPERTS

The consolidated financial statements of Takeda Pharmaceutical Company Limited as of March 31, 2020 and 2019 and for each of the three years in the period ended March 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG AZSA LLC, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of such firm as experts in accounting and auditing. KPMG AZSA LLC’s address is Otemachi Financial City South Tower, 9-7 Otemachi 1-Chome, Chiyoda-ku, Tokyo 100-8172, Japan.

The consolidated financial statements of Shire plc as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, incorporated by reference in this prospectus have been audited by Deloitte LLP, independent auditors, as stated in their report appearing therein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte LLP’s address is 1 New Street Square, London, EC4A 3HQ, United Kingdom.

LEGAL MATTERS

The validity of the Notes and certain legal matters will be passed upon for us by Sullivan & Cromwell LLP as to matters of United States federal law and New York State law. Certain Japanese legal matters will be passed upon for us by Nishimura & Asahi. The validity of the Notes will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP as to matters of United States federal law and New York State law.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus supplement. We are subject to the information requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual reports, special reports and other information with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. Our corporate website is http://www.takeda.com.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by us or as may be otherwise required.

Our American Depositary Shares are listed on the New York Stock Exchange under the trading symbol “TAK.”

Incorporation by Reference

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference (i) our annual report on Form 20-F for the fiscal year ended March 31, 2020 filed with the SEC on June 24, 2020 and (ii)  our current report on Form 6-K submitted to the SEC on June 24, 2020 (containing Shire’s audited consolidated financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018).

All subsequent reports filed by us pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus supplement shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus supplement on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, a copy of any document that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may request a copy of these documents by writing or telephoning us at:

Takeda Pharmaceutical Company Limited

1-1 Nihonbashi-Honcho 2-Chome

Chuo-ku, Tokyo 103-8668

Japan

Attention: Investor Relations

Telephone: +81 (0) 3-3278-2306

Email: takeda.ir.contact@takeda.com

Except as described above, no other information is incorporated by reference in this prospectus supplement, including, without limitation, information on our internet site at http://www.takeda.com.

PROSPECTUS

Takeda Pharmaceutical Company Limited

Senior Debt Securities

We, Takeda Pharmaceutical Company Limited, a joint stock corporation incorporated under the laws of Japan, from time to time may offer to sell our senior debt securities (the “senior debt securities”). This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

We may offer and sell the senior debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement or free writing prospectus. If any underwriters, dealers or agents are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

You should carefully consider the information contained under the heading “Item 3.D. Key Information—Risk Factors” in our most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) and any additional risk factors incorporated by reference into this prospectus or contained in any applicable prospectus supplement(s) before you invest in any of our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 24, 2020.

You should rely only on the information contained in or incorporated by reference into this prospectus, in any prospectus supplement or in any free writing prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus. We are offering to sell the senior debt securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the senior debt securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the senior debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the senior debt securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the senior debt securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or conflicts with, the information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus that we authorize to be delivered to you together with additional information described under the heading “Where You Can Find More Information” in this prospectus before purchasing any of our securities.

The term “Takeda” refers to Takeda Pharmaceutical Company Limited. The terms the “Company,” “we”, “our”, and “us” refer to Takeda and, unless the context requires otherwise, will include Takeda’s consolidated subsidiaries. “Shire” refers to Shire plc (or, following its re-registration as a private company under the law of Jersey on May 31, 2019, Shire Limited) and, unless the context indicates otherwise, will include Shire’s consolidated subsidiaries.

Our audited consolidated financial statements as of and for the fiscal years ended March 31, 2018, 2019 and 2020, which are incorporated by reference into this prospectus, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The term IFRS also includes International Accounting Standards (“IAS”) and the related interpretations of the committees (Standard Interpretations Committee and International Financial Reporting Interpretations Committee). Unless otherwise stated or otherwise required by the context, our financial statements are denominated in Japanese yen, the legal tender of Japan. The audited consolidated financial statements of Shire as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 are incorporated by reference into this prospectus. The consolidated financial statements of Shire are prepared in accordance with accounting principles generally accepted in the United States. Therefore, our results of operations are not directly comparable with those of Shire.

When we refer to “yen” or “¥”, we mean Japanese yen. When we refer to “$”, we mean U.S. dollars. When we refer to “EUR” or “€”, we mean Euros. In this prospectus, any prospectus supplement and any free writing prospectus, yen figures and percentages have been rounded to the figures shown, unless otherwise specified. In tables and graphs with rounded figures, sums may not add up due to rounding. This prospectus is part of a registration statement on Form F-3 which we filed with the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the senior debt securities described in this prospectus in one or more offerings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus and the information incorporated by reference in this prospectus include forward-looking statements regarding the intent, belief, current expectations and targets of our management with respect to our financial condition and future results of operations. These statements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. You should not place undue reliance on any of these statements.

Words such as “may,” “will,” “should,” “would,” “expect,” “intend,” “project,” “plan,” “aim,” “seek,” “target,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We do not intend to update these forward-looking statements except as may be required by applicable securities laws.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. Should one or more of these risks or uncertainties materialize, our actual results may differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. When evaluating forward-looking statements, you should carefully consider the risk factors and other information contained in or incorporated by reference in this prospectus, as well as the risk factors relating to us, a particular security offered by this prospectus or a particular offering discussed in the applicable prospectus supplement or free writing prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual reports and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our corporate website is https://www.takeda.com/.

We have filed with the SEC a registration statement on Form F-3 relating to the senior debt securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement through the SEC’s internet site noted above.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by us or as may be otherwise required.

Our American Depositary Shares are listed on the New York Stock Exchange under the trading symbol “TAK.”

Incorporation of Documents by Reference

The SEC’s rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date of this prospectus with the SEC and which is incorporated by reference will automatically update and supersede the information contained in this prospectus or incorporated by reference in this prospectus.

We are incorporating by reference (i)  our annual report on Form 20-F for the fiscal year ended March 31, 2020 filed with the SEC on June 24, 2020 and (ii) our current report on Form 6-K submitted to the SEC on June 24, 2020 (containing Shire’s audited consolidated financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018). All annual reports on Form 20-F filed with the SEC after the date of this prospectus will be incorporated by reference to this prospectus. In addition, our current reports on Form 6-K submitted to the SEC after the date of this prospectus (or portions thereof) will be incorporated by reference in this prospectus if such reports expressly state that we incorporate them (or such portions) by reference in this prospectus.

Each person, including any beneficial owner, to whom this prospectus is delivered may request a copy of items incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at Takeda Pharmaceutical Company Limited, 1-1, Nihonbashi-Honcho 2-Chome, Chuo-ku, Tokyo 103-8668 Japan; Telephone: 81-3-3278-2306.

Except as described above, no other information is incorporated by reference in this prospectus, including, without limitation, information on our website.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

We are a joint stock corporation incorporated under the laws of Japan. We are a global, values-based, research and development driven biopharmaceutical company with operations in approximately 80 countries. For further information, see “Item 4. Information on the Company” in our most recent annual report on Form 20-F filed with the SEC.

OFFERING INFORMATION

We may sell an indeterminate amount of senior debt securities from time to time through negotiated transactions with underwriters or with other persons, through a combination of such methods of sale or otherwise, including private sales. See “Plan of Distribution.” We may sell senior debt securities at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between us and underwriters, brokers, dealers or agents, or purchasers. For further information about the senior debt securities, see “Description of Senior Debt Securities”.

RISK FACTORS

Before making a decision to invest in our debt securities, you should carefully consider the risks described under “Risk Factors” in our most recent annual report on Form 20-F and in any updates to those risk factors in our reports on Form 6-K incorporated herein and in the applicable prospectus supplement, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we refer you, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the senior debt securities described in this prospectus for general corporate purposes, unless otherwise described in the applicable prospectus supplement or free writing prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table shows our capitalization and indebtedness as of March 31, 2020.

This table should be read together with our consolidated financial statements, including the notes thereto, and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

As of March 31, 2020
(billions of yen)
Short-term Debt:
Current portion of bonds and loans	¥586.8

Long-term Debt:
Non-current portion of bonds and loans	4,506.5

Equity:
Share capital
Authorized—3,500,000,000 shares;
Issued—1,576,373,908 shares	1,668.1
Share premium	1,680.3
Treasury shares	(87.5)
Retained earnings	1,370.0
Other components of equity	92.6

Equity attributable to owners of the Company	4,723.5
Non-controlling interests	4.0

Total equity	¥4,727.5

Total capitalization and indebtedness	¥9,234.0

DESCRIPTION OF SENIOR DEBT SECURITIES

The following is a summary of certain general terms and provisions of the senior debt securities that we may offer under this prospectus. The specific terms and provisions of a particular series of senior debt securities to be offered, and the extent, if any, to which the general terms and provisions summarized below apply to such securities, will be described in an applicable prospectus supplement or free writing prospectus that we authorize to be delivered in connection with such offering. If there is any inconsistency between the general terms and provisions presented here and those in the applicable prospectus supplement or free writing prospectus, those in the applicable prospectus supplement or free writing prospectus will apply.

Because this section is a summary, it does not describe every aspect of the senior debt securities. It is qualified in its entirety by the provisions of the indenture (as described below) and the senior debt securities, forms of which have been filed as exhibits to the registration statement of which this prospectus is part. You should refer to those documents for additional information.

When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Takeda Pharmaceutical Company Limited, excluding, unless the context otherwise requires or as otherwise expressly stated, any existing or future subsidiaries.

General

We may issue senior debt securities from time to time, in one or more series under an indenture, the form of which is included as an exhibit to the registration statement of which this prospectus is a part (the “indenture”), to be entered into between us and The Bank of New York Mellon, a banking corporation organized under the laws of the New York, as trustee (the “trustee”).

The indenture provides that we may issue senior debt securities up to an aggregate principal amount as we may authorize from time to time. The indenture does not limit the amount of senior debt securities that we may issue thereunder, nor contains any limitations on the amount of other indebtedness or other liabilities that we or any of our subsidiaries may incur.

The senior debt securities of each series will constitute our direct, unconditional, unsecured and unsubordinated general obligations and will at all times rank pari passu without any preference among themselves and with all our other unsecured obligations, other than our subordinated obligations and except for statutorily preferred obligations.

Terms Specified in the Applicable Prospectus Supplement or Free Writing Prospectus

The applicable prospectus supplement or free writing prospectus will specify, if applicable, the following terms of and other information relating to a particular series of senior debt securities being offered. Such information may include:

•	the specific designation;

•	the aggregate principal amount, purchase price and denomination;

•	the currency in which the senior debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the senior debt securities;

•	any additional redemption provisions and any repayment, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the senior debt securities in definitive form and under what terms and conditions;

•	any agents for the senior debt securities, including depositaries, authenticating or paying agents, transfer agents or registrars;

•	whether certain payments on the senior debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	any selling restrictions applicable to the offer, sale or delivery of the senior debt securities;

•	material U.S. federal or Japanese tax considerations;

•	any listing of the senior debt securities on a securities exchange; and

•

any other specific terms of the senior debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

The senior debt securities may be issued as original issue discount senior debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement or free writing prospectus will contain information relating to any material income tax, accounting, and other special considerations applicable to such securities.

Further Issuances

We reserve the right, from time to time, without the consent of the holders of the senior debt securities of a particular series, to issue additional senior debt securities on terms and conditions identical to those of the original senior debt securities of such series (other than the issue date, the issue price and, in some cases, the first interest payment date), which additional senior debt securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the outstanding senior debt securities of the relevant series; provided that if any additional senior debt securities are not fungible with the outstanding senior debt securities of the relevant series for U.S. federal income tax purposes, such additional senior debt securities will be issued as a separate series under the indenture and will have a separate “CUSIP” or similar identifying number from the outstanding senior debt securities of the relevant series.

Repurchases

We, or any subsidiary of ours, may at any time purchase any or all of the senior debt securities in the open market or otherwise at any price. Subject to applicable law, neither we nor any subsidiary of ours shall have any obligation to offer to purchase any senior debt securities held by any holder as result of our or such holder’s purchase or offer to purchase senior debt securities held by any other holder in the open market or otherwise. Any senior debt security so repurchased by us or any subsidiary of ours shall be cancelled.

Taxation and Additional Amounts

All payments of principal and interest in respect of the senior debt securities shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law or by the authority. In such event, we shall pay such additional amounts as will result in the receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any senior debt securities under any of the following circumstances:

(i)

the holder or beneficial owner of the senior debt securities is an individual non-resident of Japan or a non-Japanese corporation and is liable for such taxes in respect of such senior debt securities by reason of its (A) having some present or former connection with Japan other than the mere holding of such senior debt securities or (B) being a person having a special relationship with us (a “specially-related person of ours”) as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (together with the cabinet order thereunder (Cabinet Order No. 43 if 1957, as amended), the “Act on Special Taxation Measures”);

(ii)

the holder or beneficial owner of the senior debt securities would otherwise be exempt from any such withholding or deduction but fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the relevant paying agent to whom the relevant senior debt securities are presented (where presentation is required), or whose Interest Recipient Information is not duly communicated through the relevant Participant (as defined below) and the relevant international clearing organization to such paying agent;

(iii)

the holder or beneficial owner of the senior debt securities is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) that complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation that duly notifies (directly, through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to taxes to be withheld or deducted by us by reason of receipt by such individual resident of Japan or Japanese corporation of interest on such senior debt securities through a payment handling agent in Japan appointed by it);

(iv)

the senior debt securities is presented for payment (where presentation is required) more than 30 days after the day on which such payment on the senior debt securities became due or after the full payment was provided for, whichever occurs later, except to the extent the holder thereof would have been entitled to additional amounts on presenting the same for payment on the last day of such period of 30 days;

(v)

the holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any senior debt security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such additional amounts had it been the holder of such senior debt security; or

(vi)	any combination of (i) through (v) above.

For the avoidance of doubt, none of us, the trustee, any paying agent or any other person shall be required to pay any additional amounts with respect to any withholding or deduction imposed on or in respect of any senior debt security pursuant to Sections 1471 to 1474 of the Internal Revenue Code of 1986, as amended, commonly referred to as FATCA, any treaty, law, regulation or other official guidance implementing FATCA, or any agreement between us, the trustee, a paying agent or any other person and the United States, any other jurisdiction, or any authority of any of the foregoing implementing FATCA.

Where the senior debt securities are held through a participant of an international clearing organization or a financial intermediary (a “Participant”), in order to receive payments free of withholding or deduction by us for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is (a) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours) or (b) a Japanese financial institution or a Japanese financial instruments business operator (each, a “Designated Financial Institution”) falling under certain categories prescribed by the Act on Special Taxation Measures, all in accordance with the Act on Special Taxation Measures, such beneficial owner must, at the time of entrusting a Participant with the custody of the relevant senior debt securities, provide certain information prescribed by the Act on Special Taxation Measures (“Interest Recipient Information”) to enable the Participant to establish that such beneficial owner is exempted from the requirement for taxes to be withheld or deducted, and advise the Participant if the beneficial owner ceases to be so exempted (including the case where a beneficial owner that is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of ours).

Where senior debt securities are not held by a Participant, in order to receive payments free of withholding or deduction by us for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is (a) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours) or (b) a Designated Financial Institution, all in accordance with the Act on Special Taxation Measures, such beneficial owner must, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in a form obtainable from the paying agent stating, inter alia, the name and address of the beneficial owner, the title of the senior debt securities, the relevant interest payment date, the amount of interest and the fact that the beneficial owner is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.

By subscribing for the senior debt securities, an investor will be deemed to have represented that it is a “Gross Recipient” for Japanese tax purposes.

We will make any required withholding or deduction and remit the full amount withheld or deducted to the Japanese taxing authority in accordance with applicable law. We will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so withheld or deducted from the Japanese taxing authority imposing such tax, duty, assessment, fee or other governmental charge, and if certified copies are not available, we will use reasonable efforts to obtain other evidence satisfactory to the trustee, and the trustee shall make such certified copies or other evidence available to the holders or the beneficial owners of the senior debt securities upon reasonable request to the trustee.

The obligation to pay additional amounts with respect to any taxes, duties, assessments and other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal or interest on the senior debt securities; provided that, except as otherwise set forth in the senior debt securities and in the indenture, we will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the indenture or as a consequence of the initial issuance, execution, delivery, registration or enforcement of the senior debt securities.

References to principal or interest in respect of the senior debt securities shall be deemed to include any additional amounts due which may be payable as set forth in the senior debt securities and the indenture.

Optional Tax Redemption

Any series of senior debt securities may be redeemed at any time, at our option and sole discretion, in whole, but not in part, and upon giving not less than 30 nor more than 60 days’ notice of redemption to the trustee and the holders (which notice shall be irrevocable), at the principal amount of such series of senior debt securities together with interest accrued to the date fixed for redemption and any additional amounts thereon, if we have been or will be obliged to pay any additional amounts with respect to such series as a result of (a) any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of such senior debt securities or (b) after the completion of any Succession Event (as defined below), any change in, or amendment to, the laws or regulations of the jurisdiction of the succeeding entity or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of such Succession Event, and in either case such obligation cannot be avoided through the taking of reasonable measures available to us or the succeeding entity, as the case may be (an “Additional Amounts Event”).

Prior to the publication of any notice of such redemption, we shall deliver to the trustee (i) a certificate signed by an authorized officer stating that the conditions precedent to our right to so redeem have been fulfilled and (ii) an opinion of independent legal advisors of recognized standing confirming that an Additional Amounts Event has occurred. The trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders.

No notice of redemption for an Additional Amounts Event shall be given sooner than 90 days prior to the earliest date on which we would actually be obliged to pay such additional amounts on payment with respect to the senior debt securities.

Events of Default and Rights of Acceleration

The indenture provides holders of our senior debt securities with certain remedies if we fail to perform specific obligations, such as making payments on the senior debt securities, or if we become subject to certain bankruptcy or insolvency events. Holders of our senior debt securities should review the indenture and understand what constitutes an event of default and what does not.

An event of default with respect to a series of senior debt securities is defined under the indenture as any one or more of the following events having occurred:

(a)	We default for more than seven days in the payment of principal when due or for more than 30 days in the payment of interest in respect of any of the senior debt securities of such series;

(b)

We default in the performance or observance of any covenant, condition or provision contained in the senior debt securities of such series or in the indenture for a period of 90 days after written notification requesting that we remedy such default shall first have been given to us (and to the trustee in the case of notice by the holders referred to below) by the trustee or holders of at least 25% in principal amount of the then outstanding senior debt securities of such series;

(c)

We become bound as a consequence of a default by us in our obligations in respect of any indebtedness for borrowed moneys having a total principal amount then outstanding of at least $200,000,000 (or its equivalent in any other currency or currencies) contracted or incurred by us prematurely to repay the same, or we have defaulted in the repayment of any such indebtedness contracted or incurred by us at the later of the maturity thereof or the expiration of any applicable grace period therefor, or we have failed to pay when properly called upon to do so, and after the expiration of any applicable grace period, any guarantee contracted or incurred by us of any such indebtedness in accordance with the terms of any such guarantee; provided, however, that, prior to any judgment, if we cure any such default under such indebtedness, or it is waived by the holders of such indebtedness, in each case as may be permitted under the terms of such indebtedness, then such event of default shall be deemed to have been thereupon cured or waived;

(d)

A final and non-appealable order of a court of competent jurisdiction is made or an effective resolution of us is passed for our winding-up or dissolution except for the purposes of or pursuant to a consolidation, amalgamation, merger or reconstruction under which the continuing corporation or the corporation formed as a result thereof effectively assumes our entire obligations under the indenture in relation to the senior debt securities of such series;

(e)

An encumbrancer shall have taken possession, or a trustee or receiver shall have been appointed, in bankruptcy, civil rehabilitation, reorganization or insolvency of us, of all or substantially all of our assets and undertakings and such possession or appointment shall have continued undischarged and unstayed for a period of 60 days;

(f)

We stop payment (within the meaning of the bankruptcy law of Japan) or (otherwise than for the purposes of such a consolidation, amalgamation, merger or reconstruction) cease to carry on business or are unable to pay our debts generally as and when they fall due;

(g)

A decree or order by any court having jurisdiction shall have been issued adjudging us bankrupt or insolvent, or approving a petition seeking with respect to us reorganization or liquidation under bankruptcy, civil rehabilitation, reorganization or insolvency law of Japan, and such decree or order shall have continued undischarged and unstayed for a period of 60 days;

(h)

We initiate or consent to proceedings relating to us under bankruptcy, civil rehabilitation, reorganization or insolvency law of Japan or shall make a conveyance or assignment for the benefit of, or shall enter into any composition with, our creditors generally; or

(i)

Any other event of default provided for in a supplemental indenture to the indenture or in the applicable senior debt securities, as may be specified in the applicable prospectus supplement or free writing prospectus.

Under the indenture, the trustee shall be required to give notice by mail or in accordance with the procedures of the relevant clearing system or depositary to the holders of the relevant series of the senior debt securities of all defaults known to the trustee that have occurred with respect to such series. The trustee shall be required to transmit the notice within 90 days of such occurrence of an event of default, unless the defaults have been cured before transmission of such notice.

The indenture provides that if an event of default with respect to a series of senior debt securities occurs and is continuing, then in every such case (other than an event of default specified in (g) or (h) above) the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of each affected series may declare the principal amount of all of the senior debt securities of such affected series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders), and upon any such declaration such principal amount shall become immediately due and payable. Notwithstanding the foregoing, in the case of an event of default arising under subsection (g) or (h) above with respect to us, the principal of and interest on all outstanding senior debt securities will become immediately due and payable without further action or notice.

Waiver of Default

The holders of a majority in aggregate principal amount of the outstanding senior debt securities of all affected series then outstanding under the indenture relating to such senior debt securities (voting together as a single class) also have the right to waive any past event of default and its consequences, except a default in the payment of the principal of or interest on any senior debt securities or a default in respect of a covenant or a provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security affected thereby.

Merger, Consolidation, Sale or Disposition

The indenture provides that we may not merge or consolidate into any other corporation, entity or person (if we are not the continuing entity), or sell, lease or dispose of our properties and assets substantially as an entirety (including by way of a corporate split (kaisha bunkatsu)), whether as a single transaction or a number of transactions, related or not, to any other corporation, entity or person unless:

•

the corporation, entity or person assumes or succeeds our obligations under all series of the senior debt securities and the indenture (and, if such corporation, entity or person is organized in a jurisdiction other than Japan, agrees to pay any additional amounts in respect of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of such corporation, entity or person, or any authority therein or thereof having power to tax, corresponding to the obligation to pay additional amounts as described under “—Taxation and Additional Amounts” substituting such jurisdiction for references to “Japan”), and

•

after giving effect thereto, no event of default with respect to any series of the senior debt securities under the indenture shall have occurred and be continuing (such permitted transaction, a “Succession Event”).

Negative Pledge

So long as any senior debt securities under the indenture remain outstanding, we will not, and will procure that none of our Principal Subsidiaries (as defined below) will, create or permit to subsist any Lien (as defined below) on any of our, or, as the case may be, our Principal Subsidiaries’, property, assets or revenues, present or future, to secure, for the benefit of the holders of Public External Indebtedness (as defined below), payment of any sum owing in respect of any such Public External Indebtedness, any payment under any guarantee of any such Public External Indebtedness or any payment under any indemnity or other like obligation relating to any such Public External Indebtedness, unless contemporaneously therewith effective provision is made to secure all senior debt securities under the indenture equally and ratably with such Public External Indebtedness with a similar Lien on the same property, assets or revenues securing such Public External Indebtedness for so long as such Public External Indebtedness are secured by such Lien.

“Principal Subsidiary” means any subsidiary (i) whose revenue, as shown by the latest audited financial statements of such subsidiary, constitute at least 10% of the consolidated revenue of us and our consolidated subsidiaries as shown by our latest audited consolidated financial statements or (ii) whose gross assets, as shown by the latest audited financial statements of such subsidiary, constitute at least 10% of the gross assets of us and our consolidated subsidiaries as shown on our latest audited consolidated financial statements.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset and any other right of or arrangement with any creditor to have its claims satisfied out of any property or assets, or the proceeds therefrom, prior to any general creditor of the owner thereof.

“Public External Indebtedness” means bonds, debentures, notes or other similar investment securities of ours or any other person evidencing indebtedness with a maturity of not less than one year from the issue date thereof, or any guarantees thereof, which are (a) either (i) by their terms payable, or confer a right to receive payment, in any currency other than Japanese yen or (ii) denominated in Japanese yen and more than 50% of the aggregate principal amount thereof is initially distributed outside of Japan by or with the authorization of the issuer thereof; and (b) for the time being, or are intended to be, quoted, listed, ordinarily dealt in or traded, in each case primarily, on a stock exchange or over-the-counter or other securities market outside Japan.

Paying Agents

Whenever we appoint a paying agent to make payments required under the indenture and the relevant series of senior debt securities, such paying agent will hold all sums received by it for the payment of the principal and interest on the securities in trust for the benefit of the holders of the senior debt securities and will make payments to such holders as provided for in the indenture and the senior debt securities.

Indemnification of Judgment Currency

We will indemnify each holder of a senior debt security to the full extent permitted by applicable law against any loss incurred by the holder as a result of any judgment or order being given or made for any amount due under such senior debt security and the judgment or order being expressed and paid in a currency, referred to as judgment currency, other than U.S. dollars or euros, as the case may be, and as a result of any variation as between (a) the rate of exchange at which the U.S. dollar or euro, as the case may be, is converted into the judgment currency for the purpose of the judgment or order and (b) the spot rate of exchange in The City of New York, in the case of U.S. dollars, and London, in the case of euros, at which the holder on the date that payment is made pursuant to the judgment or order is able to purchase U.S. dollars or euros, as the case may be, with the amount of the judgment currency actually received by the holder.

Satisfaction and Discharge

We may terminate all of our obligations under the indenture (except as to any surviving rights of registration of transfer or exchange of senior debt securities expressly provided for in the indenture) when:

(1)    either: (A) all senior debt securities theretofore authenticated and delivered have been delivered to the trustee for cancellation; or (B) all such senior debt securities not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their maturity date within one year, or (iii) are to be called for redemption under the indenture within one year; and we, in the case of (i), (ii) or (iii) above, have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose money in an amount sufficient to pay and discharge the entire indebtedness on such senior debt securities not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of senior debt securities which have become due and payable) or to the date of redemption, as the case may be;

(2)    we have paid or caused to be paid or made provision satisfactory to the trustee for the payment of all other sums payable under the indenture by us; and

(3)    we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

Modification and amendment of the senior debt securities of any series and the indenture may be made by us and the trustee with the written consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of each affected series; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby:

(i)	change the maturity date of the principal or payment date of any interest or change any obligation of ours to pay any additional amounts;

(ii)	reduce the principal amount of, or rate of interest on, any senior debt securities;

(iii)	change the redemption date or price at which senior debt securities are redeemed;

(iv)	affect the rights of holders of less than all the outstanding senior debt securities;

(v)	change the place of payment where, or the coin or currency in which, any note or interest thereon is payable; or

(vi)	impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any senior debt securities on or after the date when due;

provided, further, that no such modification may, without the consent of the holders of all senior debt securities of the affected series outstanding at the time, alter the respective percentages of outstanding senior debt securities necessary, pursuant to the indenture, to modify the terms of the senior debt securities, waive past defaults or accelerate the payment of the principal amount of the senior debt securities.

It shall not be necessary for any act of holders under the relevant section of the indenture to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

Notwithstanding the foregoing, without the consent of any affected holders of the senior debt securities, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture, in form satisfactory to the trustee, for any of the following purposes:

(i)	to evidence the succession of another corporation, entity or person to us and the assumption by any such successor of our covenants in the indenture and the senior debt securities;

(ii)	to add to our covenants or to surrender any right or power in the indenture conferred upon us for the benefit of the holders of the senior debt securities;

(iii)	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(iv)

to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of the holders of the senior debt securities in any material respect;

(v)	to make any other change that does not adversely affect the interests of the holders of the senior debt securities in any material respect; or

(vi)	to comply with requirements of the SEC in order to effect or maintain the qualification hereof under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Trustee

Unless otherwise specified in connection with a particular offering of senior debt securities, The Bank of New York Mellon will serve as the trustee.

Any trustee appointed pursuant to the indenture will have and will be subject to all of the duties and responsibilities under the relevant indenture and those with respect to an indenture trustee under the Trust Indenture Act.

The indenture provides that during the existence of an event of default with respect to the senior debt securities, the trustee will exercise the rights and powers vested in it by the indenture, and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. In the absence of an event of default with respect to the senior debt securities, the trustee need only perform the duties specifically set forth in the indenture or in the Trust Indenture Act.

The indenture and the Trust Indenture Act contain limitations on the rights of the trustee under the indenture, should it be or become a creditor of ours, to obtain payment of claims. The trustee is not precluded from engaging in other transactions, provided that if it has or acquires any conflicting interest, as defined in Section 310(b) of the Trust Indenture Act, it must eliminate such conflict or resign.

The trustee will be under no obligation to exercise any rights or powers vested in it by the indenture at the request or direction of any holder, unless such holders have offered to the trustee security and/or indemnity satisfactory to it against the costs, expenses (including the properly incurred fees and expenses of its counsel) and liabilities which might be incurred by it in compliance with such request or direction.

Successor Trustee

Any successor trustee appointed pursuant to the terms of the indenture shall have a combined capital and surplus of not less than $50,000,000 and shall be a bank or trust company organized and doing business under the laws of the United States or of the State of New York, in good standing and having an office in the Borough of Manhattan, The City of New York. No person may accept its appointment as a successor trustee unless at the time of such acceptance such successor trustee is qualified and eligible under the indenture and the applicable provisions of the Trust Indenture Act.

Repayment of Funds

The indenture provides that any money deposited by us with the trustee or a paying agent in trust for payment of principal of or interest and any additional amounts on any senior debt securities which remains unclaimed for two years after such principal, interest or additional amounts have become due and payable and paid to the trustee shall, upon our written request, be repaid to us and all liability of the trustee or such paying agent with respect to such payments will cease, and to the extent permitted by law, the holder of that note shall thereafter look only to us for payment thereof as a general unsecured creditor.

Governing Law; Consent to Jurisdiction and Service of Process; Communications

The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

We have irrevocably submitted to the non-exclusive jurisdiction of the courts of any New York State or United States federal court sitting in the Borough of Manhattan, The City of New York with respect to any action that may be brought in connection with the indenture or the senior debt securities. As long as any of the senior debt securities remain outstanding, we will at all times have an authorized agent upon whom process may be served in any action arising out of or relating to the indenture or the senior debt securities. We have appointed or will appoint Takeda Pharmaceuticals U.S.A., Inc. as our agent for such purpose.

The indenture provides that if any holder of a senior debt securities applies in writing to the trustee for information for the purpose of communicating with other holders of the senior debt securities, the trustee must, upon satisfaction of certain conditions by such applicant, either afford such applicant access to such information or mail copies of the communication prepared by such applicant to the registered holders of the senior debt securities, at the expense of such applicant.

Limitation on Suits

Other than the right to institute a suit for the enforcement of the payment of principal of, or interest on (including, in each case, any additional amounts, if applicable), any senior debt securities after the applicable due date specified in the senior debt securities, no holder of any senior debt securities has any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default;

•

the holders of not less than 25% in aggregate principal amount of the senior debt securities of each affected series shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee;

•	such holder or holders have offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the senior debt securities of each affected series.

Undertaking for Costs

The indenture provides that in any suit for the enforcement of any right or remedy under the indenture or against the trustee for any action taken, suffered or omitted by it as trustee, other than a suit instituted by us, the trustee, a holder or group of holders holding more than 10% in aggregate principal amount of the outstanding senior debt securities of a series, or by any holder for the enforcement of the payment of the principal of or interest on any outstanding note on or after the due date expressed in such note, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit.

Form, Book-entry and Transfer

Each series of senior debt securities will be issued in fully registered form without coupons. No service charge will be made for any registration of transfer or exchange of the senior debt securities, but we may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith.

We will cause to be maintained offices or agencies where the senior debt securities may be presented for registration of transfer or for exchange, each, a transfer agent.

We will cause to be kept for the senior debt securities a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of such senior debt securities and registration of transfers of such securities. We, the trustee and any agent of ours or the trustee may treat the person in whose name any senior debt security is registered as the absolute owner of such senior debt security for all purposes and none of them shall be affected by any notice to the contrary. At the option of the registered holder of a senior debt security, subject to the restrictions contained in the senior debt securities and in the relevant indenture, such senior debt security may be transferred or exchanged for a like aggregate principal amount of senior debt security of the same series of different authorized denominations, upon surrender for exchange or registration of transfer, at the trustee’s office. Any senior debt security surrendered for exchange or presented for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to us and the trustee, duly executed by the holder thereof or its attorney duly authorized in writing. Senior debt securities issued upon any such transfer will be executed by us and authenticated by or on behalf of the trustee, registered in the name of the designated transferee or transferees and delivered at the trustee’s office or mailed, at the request, risk and expense of, and to the address requested by, the designated transferee or transferees.

We may vary or terminate the appointment of any transfer agent, or appoint additional or other transfer agents or approve any change in the office through which any transfer agent acts. We will cause notice of any resignation, termination or appointment of the trustee or any transfer agent, and of any change in the office through which any transfer agent will act, to be provided to holders of the senior debt securities.

Global Securities

The senior debt securities will be initially represented by one or more global certificates in fully registered form without interest coupons, or the global securities. The global securities will be deposited upon issuance with a custodian for DTC and registered in the name of DTC or its nominee. Beneficial interests in the global securities may be held only through DTC (or any successor clearing system that holds global securities) and its participants, including Euroclear and Clearstream. Each of DTC, Euroclear and Clearstream is referred to as a depositary.

Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the depositaries and their participants. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Accordingly, the sole holder of the senior debt securities represented by the global securities will at all times be DTC or its nominee (or a successor of DTC or its nominee), and voting and other consensual rights of holders of the senior debt securities will be exercisable by beneficial owners of the senior debt securities only indirectly through the rules and procedures of the depositaries from time to time in effect. Beneficial interests in the global securities may not be exchanged for definitive senior debt securities except in the limited circumstances described below under “—Exchanges of Global Securities for Definitive Senior Debt Securities.”

Exchanges of Global Securities for Definitive Senior Debt Securities

A beneficial interest in a global security may not be exchanged for a definitive senior debt security unless (i) DTC notifies us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the indenture, and we do not appoint a successor depositary within 90 days or (ii) there shall have occurred and be continuing an event of default with respect to the senior debt securities. All definitive senior debt securities issued in exchange for a global security or any portion thereof shall be registered in such names as DTC shall direct.

Depositary Procedures

As long as DTC or its nominee is the registered holder of global securities, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the senior debt security represented by such global securities for all purposes under the relevant indenture and the senior debt security, and, accordingly, our obligations under the senior debt securities represented by such global securities are to DTC or its nominee, as the case may be, as the registered holder of such senior debt securities, and not to the holders of beneficial interests in such senior debt securities.

Transfer of beneficial interests in the global securities will be subject to the applicable rules and procedures of the depositaries and their respective direct or indirect participants, which may change from time to time.

DTC

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect DTC participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of DTC participants and indirect DTC participants. DTC has also advised that, pursuant to its established procedures, upon deposit of the global securities, DTC will credit the accounts of DTC participants designated by the initial purchasers with portions of the principal amount of such global securities and ownership of such interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to DTC participants) or by DTC participants and indirect DTC participants (with respect to other owners of beneficial interests in the global securities).

Investors in the senior debt securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through DTC participants. All interests in a global security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of DTC participants, which in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having beneficial interests in global securities to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. See “—Global Securities—Exchanges of Global Securities for Definitive Senior Debt Securities.”

Except as described above under “—Global Securities—Exchanges of Global Securities for Definitive Senior Debt Securities,” owners of interests in global securities will not have senior debt securities registered in their name, will not receive physical delivery of senior debt securities and will not be considered the registered owners or holders thereof for any purpose.

Payments in respect of global securities registered in the name of DTC or its nominee will be payable by the paying agent for the relevant senior debt securities to DTC or to the order of its nominee as the registered owner of the global securities. The paying agent will treat the persons in whose names the global securities are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor any agent of ours has or will have any responsibility or liability for any aspect of DTC’s records or any DTC participant’s or indirect DTC participant’s records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any of DTC’s records or any DTC participant’s or indirect DTC participant’s records relating to the beneficial ownership interests in global securities or any other matter relating to the actions and practices of DTC or any of DTC participants or indirect DTC participants.

DTC has advised us that its current practice is to credit the accounts of the relevant DTC participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the DTC participants and the indirect DTC participants to the beneficial owners of senior debt securities will be governed by standing instructions and customary practices, will be the responsibility of the DTC participants or the indirect DTC participants and will not be the responsibility of DTC or us. We and the relevant paying agent may conclusively rely upon and will be protected in relying upon instructions from DTC or its nominee for all purposes.

DTC has advised that it will take any action permitted to be taken by a holder of senior debt securities only at the direction of one or more DTC participants to whose account with DTC interests in the senior debt securities are credited. However, DTC reserves the right to exchange the global securities for legended definitive senior debt securities and to distribute such legended senior debt securities to DTC participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global securities among DTC participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC, DTC participants or indirect DTC participants of their respective obligations under the rules and procedures governing their operations.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation. All operations are conducted by Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not with Euroclear Clearance Systems. Euroclear Clearance Systems establishes policies for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is licensed, regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with Euroclear are governed by the terms and conditions governing use of, and the related operating procedures of, Euroclear and applicable Belgian law, which are referred to collectively as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, and withdrawals of securities and cash from Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the terms and conditions only on behalf of Euroclear participants and has no record of, or relationship with, persons holding through Euroclear participants.

Clearstream

Clearstream is incorporated as a bank under Luxembourg law. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thus eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. In the United States, Clearstream participants are limited to securities brokers and dealers. Clearstream participants may include the initial purchasers. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream.

Transfers among DTC, Clearstream and Euroclear

Transfers between DTC participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the debt securities, cross-market transfers between persons holding, directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant European depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant European depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the European depositaries.

Because of time zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a person that does not hold the senior debt securities through Euroclear or Clearstream will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Limitation on Responsibilities

Although the foregoing sets out the procedures of the depositaries established in order to facilitate the transfer of interests in the global securities among their participants, none of the depositaries is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

DTC, Euroclear and Clearstream have no knowledge of the actual beneficial owners of interests in a global security. DTC’s records reflect only the identity of the DTC participants to whose accounts those global securities are credited, which may or may not be the beneficial owners of interests in a global security. Similarly, the records of Euroclear and Clearstream reflect only the identity of the Euroclear or Clearstream participants to whose accounts global securities are credited, which also may or may not be the beneficial owners of interests in a global security. DTC, Euroclear and Clearstream participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Neither we nor any underwriters of our senior debt securities, nor any of our or their respective agents will have any responsibility for the performance by any depositary or their respective participants of their respective obligations under the rules and procedures governing their operations.

Other Clearing Systems

We may choose any other clearing system for a particular series of senior debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement or free writing prospectus.

TAXATION

The material Japanese tax and U.S. federal income tax consequences relating to the purchase and ownership of the senior debt securities offered by this prospectus will be set forth in the applicable prospectus supplement.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”; each an “ERISA Plan”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the senior debt securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Title I of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), and entities whose underlying assets include “plan assets” by reason of any Plan’s investment in such entity (referred to herein as a Plan Asset Entity), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan or Plan Asset Entity. A violation of these prohibited transaction rules may result in excise tax or other liabilities under Title I of ERISA or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”), are not subject to the prohibited transaction restrictions of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition or holding of the senior debt securities by a Plan or a Plan Asset Entity with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under Title I of ERISA or Section 4975 of the Code, unless the senior debt securities are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”), that may provide exemptive relief for direct or indirect prohibited transactions that may arise from the acquisition or holding of the senior debt securities. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption (the “service provider exemption”) for the acquisition and disposition of securities, provided that neither the issuer of securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” (within the meaning of the service provider exemption) in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the senior debt securities should not be acquired or held by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Any acquiror or holder of the senior debt securities or any interest therein will be deemed to have represented by its acquisition and holding of the senior debt securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the senior debt securities on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the senior debt securities will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the senior debt securities on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under ERISA, the Code or Similar Laws, as applicable. Purchasers of the senior debt securities have exclusive responsibility for ensuring that their purchase and holding of the senior debt securities do not violate the fiduciary responsibility or prohibited transaction rules of Title I of ERISA or Section 4975 of the Code or any similar provisions of applicable Similar Laws. The sale of any senior debt securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

PLAN OF DISTRIBUTION

General

We may sell senior debt securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through the issuance of subscription rights to our existing securityholders;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions; and

•	through a combination of any of the foregoing methods of sale.

Any underwriter or agent involved in the offer and sale of any series of the senior debt securities will be named in the prospectus supplement.

The prospectus supplement for each series of senior debt securities will describe:

•	the terms of the offering of these senior debt securities, including the name or names of any agent or agents or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to any agents or underwriters and all other items constituting underwriting compensation;

•	any securities exchanges on which the senior debt securities may be listed;

•	any discounts and commissions to be allowed or paid to dealers; and

•	other specific terms of the particular offering or sale.

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the senior debt securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these senior debt securities will be subject to conditions. The underwriters will be obligated to purchase all of the senior debt securities if any are purchased.

The senior debt securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these senior debt securities for whom they may act as agent. Underwriters may sell these senior debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the senior debt securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell senior debt securities under these delayed delivery contracts, the prospectus supplement will state the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the senior debt securities offered by this prospectus and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the senior debt securities offered by this prospectus at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered senior debt securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the senior debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities or to continue these activities if commenced.

Senior debt securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the senior debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements or omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or affiliates in the ordinary course of business.

Each series of senior debt securities offered by this prospectus will be a new issue of senior debt securities and will have no established trading market. Any underwriters to whom offered senior debt securities are sold for public offering and sale may make a market in the offered senior debt securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The senior debt securities offered by this prospectus may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for any senior debt securities offered by this prospectus.

LEGAL MATTERS

In connection with particular offerings of the senior debt securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Sullivan & Cromwell LLP as to matters of New York law and by Nishimura & Asahi as to matters of Japanese law, and for any underwriters or agents by Simpson Thacher & Bartlett LLP or other counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Takeda Pharmaceutical Company Limited as of March 31, 2020 and 2019 and for each of the three years in the period ended March 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG AZSA LLC, an independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing. KPMG AZSA LLC’s address is Otemachi Financial City South Tower, 9-7 Otemachi 1-Chome, Chiyoda-ku, Tokyo 100-8172, Japan.

The consolidated financial statements of Shire plc as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, incorporated by reference in this prospectus have been audited by Deloitte LLP, independent auditors, as stated in their report appearing therein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a joint stock corporation incorporated under the laws of Japan. Most of our directors and executive officers are residents of countries other than the United States. Although some of our affiliates have substantial assets in the United States, substantially all of our assets and the assets of our directors and executive officers (and certain experts named herein) are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or our directors and executive officers or to enforce against us or these persons judgments obtained in the United States courts predicated upon the civil liability provisions of the United States securities laws. Nishimura & Asahi, our Japanese counsel, has advised us that, in original actions or in actions for enforcement of judgments of U.S. federal or state courts brought before Japanese courts, there is in general doubt as to the enforceability of liabilities based solely on U.S. federal and state securities laws.

Our agent for service of process is Takeda Pharmaceuticals U.S.A., Inc. (or any successor thereto).

OUR REGISTERED HEAD OFFICE

Takeda Pharmaceutical Company Limited

1-1, Doshomachi 4-chome

Chuo-ku, Osaka

540-8545, Japan

OUR LEGAL ADVISORS

As to Japanese Law:	As to U.S. Law:

Nishimura & Asahi Otemon Tower 1-2, Otemachi 1-chome Chiyoda-ku, Tokyo 100-8124 Japan	Sullivan & Cromwell LLP Otemachi First Square 1-5-1 Otemachi Chiyoda-ku, Tokyo 100-0004 Japan

LEGAL ADVISORS TO THE UNDERWRITERS

As to U.S. Law:

Simpson Thacher & Bartlett LLP Ark Hills Sengokuyama Mori Tower 9-10, Roppongi 1-chome Minato-ku, Tokyo 106-0032 Japan

TRUSTEE	London PAYING AGENT	Luxembourg REGISTRAR

The Bank of New York Mellon 240 Greenwich Street New York, NY 10286	The Bank of New York Mellon, London Branch One Canada Square London E14 5AL United Kingdom	The Bank of New York Mellon SA/NV, Luxembourg Branch Vertigo Building-Polaris – 2-4 rue Eugène Ruppert-L-2453 Luxembourg

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG AZSA LLC Otemachi Financial City South Tower 9-7 Otemachi 1-Chome Chiyoda-ku, Tokyo 100-8172 Japan

TAKEDA PHARMACEUTICAL COMPANY LIMITED

€     % Senior Notes due 2027

€     % Senior Notes due 2029

€     % Senior Notes due 2032

€     % Senior Notes due 2040

Joint Lead Managers and Joint Bookrunners

BofA Securities	Morgan Stanley